Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

among

METHODE ELECTRONICS, INC.,

a Delaware corporation,

FLASH MERGER SUB CORP.,

a Delaware corporation,

GRAKON PARENT, INC.

a Delaware corporation, and
INDUSTRIAL GROWTH PARTNERS IV, L.P.,

a Delaware limited partnership,

as the Representative, on behalf of the Company Stockholders

AUGUST 20, 2018

TABLE OF CONTENTS

Page

Article I DEFINITIONS    1
Article II THE MERGER; MERGER CONSIDERATION    13
Section 2.01    The Merger    13
Section 2.02    Calculation and Payment of Merger Consideration    14
Section 2.03    Effect of Merger on the Capital Stock of the Company    16
Section 2.04    Options    17
Section 2.05    Post-Closing Adjustment    18
Section 2.06    Effect of Merger on the Capital Stock of the Surviving Corporation    20
Section 2.07    No Appraisal Rights    21
Section 2.08    RWI Policy    21
Section 2.09    Withholding    21
Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY    21
Section 3.01    Organization of the Company    21
Section 3.02    Authorization; Binding Effect    22
Section 3.03    Noncontravention    22
Section 3.04    Capitalization; Subsidiaries    23
Section 3.05    Broker’s Fees    24
Section 3.06    Financial Statements; Undisclosed Liabilities    24
Section 3.07    Absence of Changes    25
Section 3.08    Legal Compliance    27
Section 3.09    Title to Assets    27
Section 3.10    Real Property    28
Section 3.11    Tax Matters    29
Section 3.12    Intellectual Property    30
Section 3.13    Contracts and Commitments    32
Section 3.14    Insurance    34
Section 3.15    Litigation    34
Section 3.16    Labor Matters    34
Section 3.17    Employee Benefits    35
Section 3.18    Environmental Matters    37
Section 3.19    Affiliate Transactions    37
Section 3.20    Customers and Suppliers    38
Section 3.21    Inventory    38
Section 3.22    Product Warranties; Recalls    38
Section 3.23    Operations of Intermediate Holdings Companies    38
Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND
MERGER SUB    39
Section 4.01    Organization    39
Section 4.02    Authorization of Transaction; Binding Effect    39
Section 4.03    Noncontravention    39
Section 4.04    Broker’s Fees    40

Section 4.05    Financing    40
Section 4.06    Litigation    41
Section 4.07    Solvency    41
Section 4.08    Investment Intent; Restricted Securities    41
Section 4.09    Ownership of Merger Sub; No Prior Activities    42
Article V PRE-CLOSING COVENANTS    42
Section 5.01    Operation of Business    42
Section 5.02    Notices and Consents    45
Section 5.03    Access    45
Section 5.04    Contact with Business Relations    46
Section 5.05    Exclusivity    46
Section 5.06    Regulatory Filings    46
Section 5.07    Notification    48
Section 5.08    280G Matters    48
Section 5.09    Debt Financing.    49
Section 5.10    Requisite Stockholder Approval; Stockholder Notice    51
Article VI ADDITIONAL AGREEMENTS    52
Section 6.01    Further Assurances    52
Section 6.02    Press Releases    52
Section 6.03    Parent Transaction Expenses    52
Section 6.04    Confidentiality    52
Section 6.05    Reasonable Best Efforts to Complete    53
Section 6.06    Employee Matters    53
Section 6.07    Provision Respecting Representation of the Company    54
Section 6.08    Directors’ and Officers’ Indemnification    55
Section 6.09    Post-Closing Record Retention and Access    56
Section 6.10    Certain Tax Matters    57
Section 6.11    Transfer Taxes    58
Section 6.12    Additional Agreements of Parent and Merger Sub    59
Section 6.13    Settlement Agreement Payments    59
Section 6.14    Non-Solicitation    60
Section 6.15    Termination of Affiliate Transactions    60
Article VII CONDITIONS    60
Section 7.01    Conditions to Obligation of Parent and Merger Sub    60
Section 7.02    Conditions to Obligation of the Company    62
Article VIII TERMINATION; EFFECT OF TERMINATION    63
Section 8.01    Termination    63
Section 8.02    Effect of Termination    64
Article IX MISCELLANEOUS    64
Section 9.01    Survival    64
Section 9.02    Certain Waivers    64
Section 9.03    No Third Party Beneficiaries    65
Section 9.04    Remedies    65

Section 9.05    Entire Agreement    66
Section 9.06    Successors and Assigns    66
Section 9.07    Counterparts    66
Section 9.08    Headings    66
Section 9.09    Notices    66
Section 9.10    Governing Law and Jurisdiction    68
Section 9.11    Waiver of Jury Trial    68
Section 9.12    Amendments and Waivers    68
Section 9.13    Incorporation of Exhibits and Schedules    69
Section 9.14    Construction    69
Section 9.15    Interpretation    69
Section 9.16    Disclosure Schedule    69
Section 9.17    Appointment of the Representative    70
Section 9.18    Equity Agreements    73
Section 9.19    Debt Financing Sources    73

EXHIBITS AND SCHEDULES
EXHIBITS
Exhibit A    Form of Escrow Agreement

SCHEDULES
Disclosure Schedule Indebtedness Payoff Schedule Merger Consideration Schedule Transaction Expenses Schedule Working Capital Schedule

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of August 20, 2018, by and among Methode Electronics, Inc., a Delaware corporation (“Parent”), Flash Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Grakon Parent, Inc., a Delaware corporation (the “Company”), and Industrial Growth Partners IV, L.P., a Delaware limited partnership (the “Representative”), as the representative of the Company Stockholders. Parent, Merger Sub, the Company and the Representative are collectively referred to herein as the “Parties” or individually as a “Party.”

The board of directors of each of Parent, Merger Sub and the Company has approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent, upon the terms and subject to the conditions of this Agreement and in accordance with General Corporation Law of the State of Delaware (the “DGCL”).

The board of directors of each of Parent, Merger Sub and the Company has determined that the Merger is in the best interest of their respective stockholders and has approved and adopted this Agreement and the Merger, and Parent has approved and adopted this Agreement and the Merger as the sole stockholder of Merger Sub.

Pursuant to the Merger, among other things, all of the issued and outstanding Company Stock and outstanding Options shall be converted into the right to receive the Merger Consideration as provided herein.

The Parties desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

In consideration of the premises, representations and warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby, intending to be legally bound, agree as follows:

ARTICLE I DEFINITIONS
“Action” means any claim, action, suit, proceeding, audit, assessment, arbitration or governmental charge (whether civil or criminal) by or before any Governmental Authority. “Actual Cash” has the meaning set forth in Section 2.05(b).
“Actual Company Transaction Expenses” has the meaning set forth in Section 2.05(b). “Actual Indebtedness” has the meaning set forth in Section 2.05(b).
“Actual Working Capital” has the meaning set forth in Section 2.05(b).

“Adjustment Escrow Account” means a bank account designated in writing by the Escrow Agent, into which the Adjustment Escrow Amount will be deposited at the Closing.

“Adjustment Escrow Amount” means $3,000,000.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Affiliate Transactions” has the meaning set forth in Section 3.19. “Agreement” has the meaning set forth in the preface above. “Anticorruption Laws” has the meaning set forth in Section 3.08(b).
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of Washington are authorized or obligated to close.

“Cash” means cash and cash equivalents, specifically including marketable securities, short-term investments with maturities not exceeding three (3) months and deposits with third parties that may be fully withdrawn on demand, determined in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Most Recent Balance Sheet. For the avoidance of doubt, Cash shall be calculated net of (i.e., excluding) issued but uncleared checks and drafts issued by the Company and shall include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company and its Subsidiaries, and Cash shall be increased by any amounts reimbursable and not yet reimbursed by Parent pursuant to Section 5.09(g).

“Certificate of Merger” has the meaning set forth in Section 2.01(b). “Certificates” has the meaning set forth in Section 2.03(c). “Closing” has the meaning set forth in Section 2.01(b).
“Closing Calculation Time” means 11:59 p.m. New York City time on the day immediately prior to the Closing Date.

“Closing Certificate” has the meaning set forth in Section 2.02(b). “Closing Date” has the meaning set forth in Section 2.01(b). “Closing Statement” has the meaning set forth in Section 2.05(a). “Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock, par value $0.001, of the Company. “Company” has the meaning set forth in the preface above.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.01, Section 3.02, Section 3.04(a), Section 3.05 and the second sentence of Section 3.19.

“Company In-License” has the meaning set forth in Section 3.12(a). “Company Intellectual Property” has the meaning set forth in Section 3.12(a). “Company IP Agreements” has the meaning set forth in Section 3.12(a). “Company Out-License” has the meaning set forth in Section 3.12(a). “Company Products” has the meaning set forth in Section 3.12(a).
“Company Registered Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company Stock” means each share of Preferred Stock and Common Stock that is issued and outstanding immediately prior to the Effective Time.

“Company Stockholders” means the holders of all issued and outstanding Company Stock and Options immediately prior to the Effective Time.

“Company Stockholder Parties” means the Company Stockholders, any Affiliates thereof and their respective officers, directors, employees, equityholders, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“Company Transaction Expenses” means the unpaid fees and expenses payable by the Company and its Subsidiaries (on behalf of itself or the Company Stockholders or their respective Affiliates) arising from or incurred in connection with this Agreement and the transactions contemplated hereunder (including any employee compensation payable as a result of the consummation of the transactions contemplated hereunder); provided that Company Transaction Expenses shall expressly exclude (i) any fees or out-of-pocket expenses incurred by or at the written direction of Parent or any of its Affiliates (including to the extent incurred by or at the direction of Parent or any of its Affiliates in connection with the transactions contemplated hereby, including the financing thereof, or otherwise or for the purpose of obtaining any third party consents) and (ii) any amounts reimbursable and not yet reimbursed by Parent pursuant to Section 5.09(g).

“Confidentiality Agreement” has the meaning set forth in Section 5.03 “Continuing Employees” has the meaning set forth in Section 6.06(a).
“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“Credit Agreement” means that certain Credit Agreement, dated as of October 31, 2014, among Grakon Holdings LLC, as the borrower, the other credit parties party thereto, Antares Capital LP, as administrative agent and revolving agent, and the other lenders party thereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“D&O Costs” has the meaning set forth in Section 6.08(b). “D&O Expenses” has the meaning set forth in Section 6.08(b).
“D&O Indemnifiable Claim” has the meaning set forth in Section 6.08(b). “D&O Indemnifying Party” has the meaning set forth in Section 6.08(b). “D&O Indemnitee” has the meaning set forth in Section 6.08(b).
“Debt Commitment Letter” has the meaning set forth in Section 4.05(a). “Debt Financing” has the meaning set forth in Section 4.05(a).
“Debt Financing Entities” has the meaning set forth in the definition of “Debt Financing Sources.”

“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings, or to purchase securities from or place or arrange or provide loans for Parent in lieu of the Debt Financing under the Debt Commitment Letter, in connection with the Merger, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto (the “Debt Financing Entities”) and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that neither Parent nor any Affiliate of Parent shall be a Debt Financing Source.

“D&O Tail” has the meaning set forth in Section 6.08(c). “DGCL” has the meaning set forth in the preface above. “Disclosure Schedule” has the meaning set forth in Section 9.16. “Dispute Notice” has the meaning set forth in Section 2.05(b). “Effective Time” has the meaning set forth in Section 2.01(b).
“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and all cash or equity-based incentive, deferred compensation, severance, retention, change-in-control, employment or other compensatory or benefit plans, programs or arrangements that are sponsored, maintained, contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any current or future obligation, contingent or otherwise, other than (i) those required by Law or sponsored or administered by a Governmental Authority and (ii) any International Plan.

“Environmental Laws” shall mean all applicable Laws concerning pollution or protection of the environment, including all those relating to the generation, transportation, treatment,

storage, disposal, release or cleanup of any hazardous materials, substances or wastes, in effect as of or prior to the Closing Date.

“Equity Agreements” means the Stockholders Agreement and the Option Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means Citibank, N.A., as the Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, substantially in the form attached hereto as Exhibit A, to be entered into at the Closing by Parent, the Representative and the Escrow Agent.

“Estimated Cash” means the estimated Cash of the Company and its Subsidiaries as of the Closing Calculation Time, as set forth on the Closing Certificate delivered to Parent pursuant to Section 2.01(b).

“Estimated Company Transaction Expenses” means the estimated Company Transaction Expenses as of the Closing Calculation Time, as set forth on the Closing Certificate delivered to Parent pursuant to Section 2.01(b).

“Estimated Indebtedness” means the estimated Indebtedness of the Company and its Subsidiaries as of the Closing Calculation Time, as set forth on the Closing Certificate delivered to Parent pursuant to Section 2.01(b).

“Estimated Working Capital” means the estimated Working Capital of the Company and its Subsidiaries as of the Closing Calculation Time, as set forth on the Closing Certificate delivered to Parent pursuant to Section 2.01(b).

“Financial Statements” has the meaning set forth in Section 3.06(a).

“Fraud” means common law fraud under applicable Law with respect to the representations and warranties set forth in Article III or Article IV, as applicable, or in any certificate delivered pursuant to this Agreement (for the avoidance of doubt excluding any theory of fraud premised upon constructive fraud, equitable fraud or negligent misrepresentation or omission).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, as consistently applied.

“Governmental Authority” means any (i) federal, state, local, municipal, foreign or other government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or
(iii)body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any court or arbitral tribunal.

“Governmental Orders” has the meaning set forth in Section 3.15.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures or notes (other than any surety bonds or similar instruments); (iii) all obligations of such Person in respect of letters of credit, surety bonds or similar instruments, in each case to the extent drawn, and bankers’ acceptances issued for the account of such Person;
(iv)obligations of such Person under or pursuant to any capital leases or synthetic leases; (v) all obligations of such Person for the deferred purchase price of property or services (other than trade debt, trade payables and short-term accruals incurred in the ordinary course of business), including any so-called “earn-out” or similar payments (contingent or otherwise) in respect thereof; (vi) net obligations of such Person under swaps, collars, caps, hedges or similar instruments; (vii) all obligations of such Person in respect of guaranties, in any manner, of all or any part of any Indebtedness of any other Person; (viii) any Indebtedness of others secured by a Lien on property or assets of such Person, whether or not the Indebtedness secured thereby has been assumed, but in no event to exceed the value of the assets subject to such Lien; (ix) the Tax Liability Amount, (x) the Overtime and Vacation Amount, and (xi) any accrued interest, prepayment premiums or penalties or other fees or expenses related to any of the foregoing. Notwithstanding the foregoing, Indebtedness with respect to the Company and its Subsidiaries shall not include any intercompany obligations between or among the Company or any of its Subsidiaries, any liabilities or obligations with respect to amounts reimbursable by Parent pursuant to Section 5.09(g), any current liabilities included in Working Capital, any Company Transaction Expenses or any fees or out-of-pocket expenses incurred by, at the direction of or for the benefit of Parent or any of its Affiliates (including to the extent incurred by or at the direction of Parent or any of its Affiliates in connection with the transactions contemplated hereby or otherwise or for the purpose of obtaining any third party consents).

“Intellectual Property Rights” means any and all rights throughout the world in, arising out of, or associated with any of the following: (i) all United States and foreign patents and patent applications (“Patents”); (ii) trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and registrations and applications for registration thereof (“Trademarks”); (iii) World Wide Web addresses and domain names and applications and registrations therefor (“Internet Properties”), (iv) copyrights, registrations and applications for registration thereof, and any equivalent rights in works of authorship, and mask work rights (“Copyrights”); (v) trade secrets and other rights in know-how and confidential or proprietary information or in information that derives independent economic value, actual or potential, from not being known to other Persons (“Trade Secrets”), and (vi) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Intermediate Holding Companies” means the Company and Grakon Intermediate Holdings, LLC.

“International Plan” means each Employee Benefit Plan maintained by the Company or any of its Subsidiaries for their employees primarily located outside of the United States, other than any plan required to be maintained or contributed to or to which contributions are mandated by applicable Law or which is sponsored and maintained by a Governmental Authority.

“Internet Properties” has the meaning set forth in the definition of Intellectual Property
Rights.

“Item of Dispute” has the meaning set forth in Section 2.05(b).

“Key Customer” means the ten (10) largest customers of the Company and its
Subsidiaries, as measured by the dollar amount of purchases thereby, during the fiscal year ended December 31, 2017.

“Key Supplier” means the ten (10) largest suppliers of the Company and its Subsidiaries, as measured by the dollar amount of purchases therefrom, during the fiscal year ended December 31, 2017.

“Knowledge,” with respect to the Company, means the actual knowledge, after reasonable inquiry of their respective direct reports, of David Paborsky, David Olson, Mark Brainard, Don Bartlett and Mark Rutherford.

“Knowledge of Parent” means the actual knowledge of the persons serving as executive officers of Parent as of the date hereof.

“Law” means all laws, statutes, rules, regulations, judgments, injunctions, orders, decrees, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision of any Governmental Authority.

“Leased Real Property” means all of the Company’s and its Subsidiaries’ leasehold or subleasehold estates in any land, buildings, structures, improvements, fixtures or other interest in real property.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) entered into by the Company or any of its Subsidiaries, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

“Material Adverse Effect” means a change, effect, event or circumstance that, individually or in the aggregate, is or would reasonably be expected to, materially adverse to
(x) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (y) the Company’s ability to consummate the transactions contemplated hereby, but shall exclude (and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect) any changes, effects, events or circumstances to the extent related to or resulting from (i) general economic, banking, currency, capital market, regulatory, political, labor, social, environmental or other similar conditions (including acts of war, declared or undeclared, armed hostilities, terrorism, natural disasters or other force majeure events), (ii) debt defaults or other restructuring events of any country with respect to which bondholders take a discount to the debt of any country or any increases in the interest rates for any country’s debt, (iii) general business or economic conditions affecting the industries in which the Company operates, (iv) the taking of any action (or failure to take any action) expressly required by this Agreement or requested in writing by Parent or Merger Sub or the announcement or pendency of this Agreement or the transactions contemplated hereby, or the identity of or the taking of any action by Parent or Merger Sub, (v) any changes after the date hereof in Law or GAAP or the interpretation thereof, (vi) any failure, in and of itself, by the Company and its Subsidiaries to meet financial forecasts, projections or estimates (provided that this clause (vi) shall not prevent a determination that any change, effect, event or circumstance underlying such failure has resulted in a Material Adverse Effect), or (vii) any material adverse change in or effect on the Company or any of its Subsidiaries that is caused by any delay in consummating the Closing as a result of any violation or breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement; provided, however, that, with respect to clauses (i), (ii), (iii) or (v), such change, effect, event or circumstance does not have a disproportionately adverse effect on the Company and its Subsidiaries relative to other participants in the industry in which the Company operates.
“Material Contracts” has the meaning set forth in Section 3.13(b). “Merger” has the meaning set forth in the preface above.
“Merger Consideration” has the meaning set forth in Section 2.02(a). “Merger Sub” has the meaning set forth in the preface above.
“Most Recent Balance Sheet” has the meaning set forth in Section 3.06(a)(ii). “Most Recent Financial Statements” has the meaning set forth in Section 3.06(a(ii).
“Net Adjustment Amount” means an amount, which may be positive or negative, equal to the sum of: (A) the Actual Working Capital minus the Estimated Working Capital, minus (B) the Actual Indebtedness minus the Estimated Indebtedness, plus (C) the Actual Cash minus the Estimated Cash, minus (D) the Actual Company Transaction Expenses minus the Estimated Company Transaction Expenses.
“Nonparty Affiliates” has the meaning set forth in Section 9.04(b). “OFAC Laws” has the meaning set forth in Section 3.08(c).

“Option” has the meaning set forth in Section 2.04(a). “Option Holder” has the meaning set forth in Section 2.04(a).
“Option Payments” has the meaning set forth in Section 2.04(a).

“Option Plan” means the Amended and Restated Option Plan of the Company, adopted as of March 1, 2016.

“Organizational Documents” of an entity means (i) such entity’s articles of incorporation, certificate of incorporation, certificate of formation or similar document(s), (ii) its bylaws, limited liability company operating agreement, partnership agreement or similar document(s) and (iii) any documents substantially equivalent to those described in clauses (i) and (ii) as may be applicable to such entity pursuant to any applicable Laws of a jurisdiction outside of the United States.

“Outside Date” has the meaning set forth in Section 8.01(d).

“Overtime and Vacation Amount” has the meaning set forth in Schedule 1.02 of the Disclosure Schedule.

“Parachute Payments” has the meaning set forth in Section 5.08. “Parent” has the meaning set forth in the preface above.
“Parent Arrangements” has the meaning set forth in Section 5.08.

“Parent Parties” means Parent, any Affiliate of Parent and their respective officers, directors, employees, equityholders, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“Party” and “Parties” have the meaning set forth in the preface above.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Per Share Merger Consideration” means an amount equal to the quotient of (x) (i) the Merger Consideration plus (ii) an amount equal to the aggregate exercise price of all of the Options (other than the Unvested Options), divided by (y) the sum of (i) the total number of shares of Company Stock outstanding as of immediately prior to the Effective Time plus (ii) the total number of shares of Company Stock that would be issued assuming the exercise of all outstanding Options (other than the Unvested Options), assuming such exercise immediately prior to the Effective Time.

“Per Share Portion” means a fraction, (x) the numerator of which is one, and (y) the denominator of which is (i) the total number of shares of Company Stock outstanding as of immediately prior to the Effective Time plus (ii) the total number of Company Shares that would be issued upon exercise of all outstanding Options (other than Unvested Options), assuming such exercise immediately prior to the Effective Time.

“Permits” has the meaning set forth in Section 3.08(a).

“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental levies, fees or charges not yet due and payable or which are being contested in good faith and for which an adequate reserve in accordance with GAAP has been established; (b) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens and similar Liens incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings; (c) zoning, building codes and other land use Laws regulating the use or occupancy of any Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business of the Company and its Subsidiaries; (d) purchase money Liens securing rental payments under capital lease arrangements disclosed to Parent; (e) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record and other encroachments and title and survey defects, none of which interfere materially with the ordinary conduct of the business of the Company and its Subsidiaries or detract materially from the use, occupancy, value or marketability of title of the assets subject thereto; (f) Liens set forth in Schedule 1.01 of the Disclosure Schedule; (g) Liens under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, in each case relating to obligations not yet delinquent; (h) Liens granted in connection with the Credit Agreement and all other Loan Documents (as defined in the Credit Agreement) (which Liens will be released following the repayment of the Indebtedness of the Company and its Subsidiaries set forth on the Indebtedness Payoff Schedule pursuant to the payoff letters therefor); (i) applicable Laws or government orders; and (j) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“PRC” means the People’s Republic of China (and any political subdivision thereof) and for the purpose of this Agreement only shall exclude Hong Kong, Macau Special Administrative Region and Taiwan (and in each case any political subdivision thereof).

“Preferred Stock” means the preferred stock, par value $0.001, of the Company. “Premium Cap” has the meaning set forth in Section 6.08(c).
“Privileged Communications” has the meaning set forth in Section 6.07.

“Public Notice 7” means the Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises (Public Notice [2015] No.7) issued by the State Administration of Taxation of the People’s Republic of China
(国家税务总局关于非居民企业间接转让财产企业所得税若干问题的公告), effective as of February 3, 2015, (including subsequent amending provisions, as well as any interpretations or procedural rules related thereto).

“Public Notice 7 Filing” has the meaning set forth in Section 6.10(e).

“Public Notice 7 Filing Documents” has the meaning set forth in Section 6.10(e). “Representative” has the meaning set forth in the preface above. “Representative Holdback Amount” means $3,000,000.
“Representative Losses” has the meaning set forth in Section 9.17(k). “Required Amounts” has the meaning set forth in Section 4.05(c).
“Requisite Stockholder Approval” means the affirmative vote or consent of the holders of a majority of the issued and outstanding shares of Common Stock, approving and adopting this Agreement and the Merger.

“RWI Policy” has the meaning set forth in Section 2.08.
“Scheduled Company IP Agreements” has the meaning set forth in Section 3.12(a). “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Section 965 Tax Amount” means $87,000.
“Settlement Agreement” has the meaning set forth in Section 6.13. “Settlement Amounts” has the meaning set forth in Section 6.13. “Solvent” has the meaning set forth in Section 4.07.
“Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of November 24, 2014, among the Company and the other parties thereto.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Target Working Capital” means $32,300,000.

“Tax” and “Taxes” means any federal, state, local and foreign taxes, charges, fees, levies or other similar assessments imposed by a Governmental Authority (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, severance, premium, windfall or excess profits, customs, duties, use, licensing, withholding, employment, social security, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or other tax), and includes any interest, fines, penalties, assessments, deficiencies or additions thereto.

“Tax Liability Amount” means, without duplication, the sum of (i) with respect to any jurisdiction, an amount equal to the liability for gross or net income Taxes imposed on the Company and its Subsidiaries that are owing and unpaid as of the Closing Date (determined on the basis of a closing of the books as of the Closing Date) and due after the Closing Date, computed for or with respect to any taxable period (or portion thereof) ending on or before the Closing Date; provided that, for purposes of calculating any such liability for income Taxes:
(a) such liability shall be calculated (I) in accordance with the past practices (including reporting positions, elections and accounting methods) of the Company and its Subsidiaries in preparing Tax Returns for income Taxes and (II) taking into account (x) all deductions of the Company or any of its Subsidiaries attributable to the transactions contemplated hereby (including any deductions attributable to the Company Transaction Expenses, amounts included in Indebtedness, payments with respect to the Options and other compensatory payments), in each case, either paid by the Company or its Subsidiaries prior to the Closing or economically borne by the Company Stockholders, and, in each case, only to the extent “more likely than not” to be sustained on the merits as deductible (or deductible at a higher confidence level) in a relevant taxable period (or portion thereof) ending on or prior to the Closing Date and applying the seventy percent (70%) safe-harbor election under Revenue Procedure 2011-29 to any fee that is at least “more likely than not” on the merits a “success based fee,” (y) any net operating losses or capital losses of the Company and its Subsidiaries for any taxable period (or portion thereof) ending on or before the Closing Date (taking into account all relevant limitations under the Code (if any) applicable to the carryforward of any such items and excluding any such items that are expired under applicable U.S. federal income Tax Law but only to the extent that taking into account such losses reduces, under applicable Tax Law, Taxes that would otherwise be included in the Tax Liability Amount), and (z) any overpayments of income Tax liabilities (other than U.S. federal income Tax overpayments that are not with respect to the alternative minimum tax) paid by or on behalf of the Company and its Subsidiaries at or prior to the Closing, which overpayments reduce, under applicable Tax Law, Taxes that would otherwise be included in the Tax Liability Amount, (b) any financing or refinancing arrangements entered into at any time by or at the direction of Parent or any of its Affiliates or any other transactions entered into at or after the Closing by or at the direction of Parent or any of its Affiliates in connection with the transactions contemplated hereby shall not be taken into account, (c) any income Taxes attributable to transactions outside the ordinary course of business on the Closing Date after the time of the Closing shall be excluded unless undertaken at the express direction of Representative or pursuant to any commitment made prior to the Closing of the Company or any of its Subsidiaries, (d) except as described in clause (iii), any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Taxes or with respect to uncertain Tax positions shall be excluded, (e) all deferred

Tax assets and liabilities established for GAAP purposes shall be excluded, and (f) all Taxes arising under Section 965 of the Code and any Treasury Regulations or other guidance issued with respect thereto (including any installments arising from an election under Section 965(h) of the Code) shall be excluded, and (ii) the Section 965 Tax Amount; provided that, for the absence of doubt, notwithstanding the above, the “Tax Liability Amount” shall not be less than zero.

“Tax Return” means any return, declaration, report, claim for refund or statement, filed or required to be filed with a Governmental Authority, relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trademarks” has the meaning set forth in the definition of Intellectual Property Rights. “Trade Secrets” has the meaning set forth in the definition of Intellectual Property Rights. “Transfer Taxes” has the meaning set forth in Section 6.11.
“Treasury Regulations” means the Treasury regulations promulgated under the Code. “Unvested Option” has the meaning set forth in Section 2.04(a).
“Valuation Firm” has the meaning set forth in Section 2.05(b).

“Working Capital” means the excess of (i) the current assets of the Company and its Subsidiaries, over (ii) the current liabilities of the Company and its Subsidiaries, in the case of each of clauses (i) and (ii), except as set forth on the Working Capital Schedule (including the adjustments described therein), determined in accordance with GAAP and only to the extent consistent with GAAP, the same accounting policies, principles, procedures, rules, practices, methodologies, categorizations, asset recognition bases, definitions, and estimation techniques used in the preparation of the Most Recent Balance Sheet; provided that, for purposes hereof, the current assets of the Company and its Subsidiaries shall not include Cash, intercompany receivables, any deferred Tax assets, or income tax assets and the current liabilities of the Company and its Subsidiaries shall not include any deferred Tax liabilities, income tax liabilities, intercompany payables, any liabilities or obligations with respect to amounts reimbursable by Parent pursuant to Section 5.09(g), Indebtedness, Company Transaction Expenses or fees or expenses incurred by, at the written direction of Parent or any of its Affiliates (including to the extent incurred by or at the direction of Parent or any of its Affiliates in connection with the transactions contemplated hereby, including the financing thereof, or otherwise or for the purpose of obtaining any third party consents).

ARTICLE II

THE MERGER; MERGER CONSIDERATION

Section 2.01    The Merger.

(a)The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent (sometimes referred to, in such capacity, as the “Surviving Corporation”).

(b)Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.01 hereof, the closing of the Merger (the “Closing”) will take place no later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII hereof (other than those to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), at the offices of Kirkland & Ellis LLP, 333 South Hope Street, Los Angeles, California 90071, or on such other date as agreed to in writing by Parent and the Company; provided, that the Closing shall occur no earlier than September 12, 2018. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.” Concurrently with the Closing, the Parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

(c)Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

(d)Certificate of Incorporation; Bylaws. At the Effective Time, the Organizational Documents of the Surviving Corporation shall be amended and restated in their entirety to contain the provisions set forth in the Organizational Documents of Merger Sub as in effect immediately prior to the Effective Time.

(e)Directors and Officers. At the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to serve in accordance with the Organizational Documents of the Surviving Corporation, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Surviving Corporation.

Section 2.02    Calculation and Payment of Merger Consideration.

(a)Calculation of Merger Consideration. The aggregate amount to be paid by Parent with respect to the Company Stock and Options shall equal the following (the “Merger Consideration”): (i) $420,000,000, plus (ii) Estimated Cash, plus (iii) the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital, minus (iv) the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital, minus (v) Estimated Indebtedness, minus (vi) Estimated Company Transaction Expenses;

provided that, after the Closing, the Merger Consideration shall be subject to the adjustments set forth in Section 2.05.

(b)Closing Certificate. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Closing Certificate”), duly certified by the Chief Financial Officer of the Company as accurately setting forth (to the extent practicable as of such date) the Estimated Working Capital, the Estimated Indebtedness, the Estimated Cash and the Estimated Company Transaction Expenses.

(c)Payment and Allocation of Merger Consideration. At the Closing, Parent shall remit the Merger Consideration by wire transfer of immediately available funds as follows:

(i)    A portion of the Merger Consideration in the amount of the Adjustment Escrow Amount shall be deposited by Parent with the Escrow Agent to be held pursuant to the Escrow Agreement.
(ii)    A portion of the Merger Consideration in the amount of the Representative Holdback Amount shall be deposited by Parent with the Representative to satisfy potential future obligations of the Company Stockholders, which Representative Holdback Amount will be retained by the Representative in accordance with Section 9.17 hereof.
(iii)    A portion of the Merger Consideration payable to the Option Holders pursuant to Section 2.04 shall be remitted to the Company.

(iv)    The remaining amount of the Merger Consideration, after subtraction of the amounts remitted in accordance with Section 2.02(c)(i), Section 2.02(c)(ii), and Section 2.02(c)(iii), shall be paid by Parent, in accordance with Section 2.03(c) hereof, to the Company Stockholders in accordance with their Per Share Portions as set forth on the Merger Consideration Schedule (which shall be provided to Parent no later than three (3) Business Days prior to the Closing Date).

(d)Payment of Indebtedness. Prior to the Closing, the Company shall deliver to Parent payoff letters from each holder of Indebtedness listed on the Indebtedness Payoff Schedule (which shall be provided to Parent no later than three (3) Business Days prior to the Closing Date or such shorter time period as agreed to by Parent) and such payoff letters shall provide (i) that the Liens securing the Indebtedness described in such payoff letter shall be immediately and automatically released upon the holders’ receipt of the total payoff amount set forth in such payoff letter and (ii) for the delivery to Parent of customary evidence of such release and termination described in the immediately preceding clause (i). At the Closing, Parent shall pay, or cause to be paid, on behalf of the Company and its Subsidiaries, all amounts required to be paid under the payoff letters delivered pursuant to the foregoing sentence in order to fully discharge the Estimated Indebtedness owed to the Persons thereunder, by wire transfer of immediately available funds to the Persons or bank accounts specified in such payoff letters.

(e)Payment of Transaction Expenses. At the Closing, Parent shall pay, or cause to be paid, on behalf of the Company and its Subsidiaries and the Company Stockholders, the unpaid Estimated Company Transaction Expenses by wire transfer of immediately available funds to the Persons or bank accounts and in the amounts specified by the Representative on the

Transaction Expenses Schedule (which shall be provided to Parent no later than three (3) Business Days prior to the Closing Date).
Section 2.03    Effect of Merger on the Capital Stock of the Company.

(a)Conversion and Cancellation of Company Stock. At the Effective Time, each share of Company Stock shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, be cancelled and extinguished, and each share of Company Stock (other than shares of Company Stock cancelled pursuant to Section 2.03(b)) shall be converted into the right to receive the Per Share Merger Consideration in cash, payable in accordance with and subject to the conditions provided in this Article II. From and after the Effective Time, each holder of a Certificate representing Company Stock shall cease to have any rights with respect to such Company Stock, except, with respect to each other share of Company Stock, the right to receive the Per Share Merger Consideration subject to the conditions provided in this Article II.

(b)Treasury Stock; Company Stock Held by Parent and its Affiliates. At the Effective Time, each share of Company Stock held in the treasury of the Company or owned by Parent, Merger Sub or any of their Affiliates immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

(c)Surrender of Certificates. As soon as practicable after the date hereof but no later than promptly following the Effective Time, the Company or its designee shall mail to each holder of record of a certificate representing outstanding shares of Company Stock (collectively, the “Certificates”) (1) a letter of transmittal (which shall specify (x) that delivery of a Certificate shall be effected, and risk of loss and title to such Certificate shall pass, only upon proper delivery of such Certificate to Parent and (y) include the acknowledgment and agreement by the Company Stockholder that the Equity Agreements were automatically terminated upon the Effective Time, except for those provisions of the Equity Agreements that survive such termination in accordance with their terms) and (2) instructions for use in effecting the surrender of Certificates in exchange for the Per Share Merger Consideration contemplated to be paid to the holders of Company Stock pursuant to this Section 2.03. As a condition precedent to each Certificate holder’s receipt of his, her or its portion of the Merger Consideration, such holder shall (A) surrender such Certificate to Parent for cancellation (or, if such Certificate has been lost, stolen or destroyed, make an affidavit of that fact with appropriate indemnification, in a form reasonably acceptable to Parent and the Representative), and (B) deliver an executed letter of transmittal. Upon receipt by Parent of the items set forth in the immediately preceding sentence (but in no event earlier than the Effective Time), the holder of such Certificate shall be entitled to receive in exchange therefor, the Per Share Merger Consideration for each share of Company Stock represented by such Certificate, and Parent shall pay such Per Share Merger Consideration (i) on the Closing Date if all deliveries from the applicable holder of Company Stock are received by Parent at least one (1) Business Day prior to the Closing Date or (ii) otherwise within five (5) Business Days after the date of receipt by Parent of such deliveries from the applicable holder of Company Stock, in each case by delivery of a certified or bank cashier’s check or by wire transfer, and the Certificate so surrendered shall forthwith be cancelled upon payment thereof by Parent. No interest will be paid or accrued on any portion of the Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment may be made to a transferee if the Certificate representing such Company Stock is presented to Parent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(d)Retention of Amounts. Notwithstanding any contrary provision set forth in this Agreement, no Company Stockholder holding Company Stock shall be entitled to receive that portion of the Merger Consideration represented by such Company Stockholder’s pro rata share of the Adjustment Escrow Amount or the Representative Holdback Amount until such time as such amount (or any portion thereof), if any, is distributed to such Company Stockholder pursuant to the terms and conditions of the Escrow Agreement or Section 9.17, respectively. The Company represents and agrees that the adoption of this Agreement, the approval of the Merger by the Requisite Stockholder Approval and the delivery of the Stockholder Confirmations shall constitute approval by the Company Stockholders holding Company Stock of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Adjustment Escrow Amount in escrow and the appointment of the Representative.
Section 2.04    Options.

(a)Cancellation of Options. In connection with the Merger, effective at the Effective Time, all outstanding stock options to purchase Common Stock (each, an “Option”) shall automatically be cancelled, without any payment therefor except as otherwise provided in this Section 2.04. Each Option, to the extent unexercised as of the Effective Time, shall thereafter no longer be exercisable but shall entitle (subject to the immediately following sentence) the holder thereof (each, an “Option Holder”), in cancellation and settlement therefor, to a payment in cash equal to (i) the excess, if any, of (x) the Per Share Merger Consideration over (y) the exercise price per share of Common Stock subject to such Option, multiplied by
(ii) the total number of shares of Common Stock subject to such Option immediately prior to its cancellation (such payment to be net of withholdings, if any, and without interest) (such amounts payable hereunder being referred to, collectively, as the “Option Payments”) subject to the same conditions under which other Company Stockholders receive Per Share Merger Consideration; provided that, all Option Payments shall be made through the applicable payroll system of the Company and its Subsidiaries, as applicable, and shall be subject to all applicable employment and payroll Tax withholding in accordance with applicable Law. For the avoidance of doubt, and notwithstanding anything set forth in this Agreement to the contrary, any Option which has not vested in accordance with its terms (an “Unvested Option”) shall not be entitled to receive any portion of the Merger Consideration, and shall be canceled, as of the Closing Date, with no consideration delivered in exchange therefor.

(b)Surrender of Options. As soon as practicable after the date hereof but no later than promptly following the Effective Time, the Company or its designee shall mail to each Option Holder (1) a letter of transmittal (which shall include the acknowledgment and agreement by the Option Holder that the Equity Agreements were terminated upon the Effective Time, except for those provisions of the Equity Agreements that survive such termination in accordance with their terms) and (2) instructions for use in effecting the cancellation and termination of the Option in exchange for the portion of Option Payments contemplated to be paid to such Option Holder pursuant to this Section 2.04. As a condition precedent to each Option Holder’s right to receive his, her or its Option Payment, if any, such Option Holder shall deliver to the Company an executed letter of transmittal as determined above. Upon receipt by the Company or its designee of such Option Holder’s executed letter of transmittal (but in no event earlier than the Effective Time), the Company or its designee shall pay to such Option Holder, subject to any applicable withholdings and subject to adjustment as provided in Section 2.05 hereof, the portion of the Option Payments due under this Section 2.04 with respect to such Option, and the Company shall use reasonable best efforts to make such payment (i) on the Closing Date if all deliveries from the applicable Option Holder are received by the Company at least two (2) Business Days prior to the Closing Date or (ii) otherwise within five
(5) Business Days after the date of receipt by the Company of such deliveries from the applicable Option Holder.

(c)Retention of Amounts. Notwithstanding any contrary provision set forth in this Agreement, the Company shall not pay to any Option Holder that portion of the Option Payments represented by such Option Holder’s pro rata share of the Adjustment Escrow Amount or the Representative Holdback Amount until such time as such amount (or any portion thereof), if any, is distributed to such Option Holder pursuant to the terms and conditions of the Escrow Agreement or Section 9.17, respectively. The adoption of this Agreement and the approval of the Merger by the Requisite Stockholder Approval shall constitute approval by the Option Holders of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Adjustment Escrow Amount, in escrow and the appointment of the Representative.

Section 2.05    Post-Closing Adjustment.

(a)Promptly, but in any event within seventy-five (75) days after the Closing Date, Parent shall prepare and deliver to the Representative a statement, duly certified by Parent as accurately setting forth Parent’s good faith determination of (i) the Indebtedness of the Company and its Subsidiaries, (ii) the Working Capital of the Company and its Subsidiaries, (iii) the Cash of the Company and its Subsidiaries and (iv) the Company Transaction Expenses, in each case as of the Closing Calculation Time, together with (x) the balance sheet of the Company and its Subsidiaries from which such determinations were derived, and (y) such other relevant information on which the calculations reflected on such statement are based (such statement, together with such accompanying balance sheet and other information, the “Closing Statement”). Parent shall deliver such work papers and other documents and information supporting the Closing Statement and the calculations therein as the Representative may reasonably request.

(b)Following the delivery of the Closing Statement by Parent and until the Closing Statement has become conclusive and binding as set forth in this Section 2.05(b), the Representative shall have reasonable access to all books and records and work papers (including those of Parent’s and the Company’s accountants and auditors, subject to execution of reasonable and customary documentation) relating to the Closing Statement and all other items reasonably requested by the Representative related thereto. If the Representative disagrees with Parent’s determination of the Indebtedness, Working Capital, Cash and/or Company Transaction Expenses, in each case as reflected on the Closing Statement, the Representative may, within forty-five (45) days after receipt of the Closing Statement, deliver a written notice (the “Dispute Notice”) to Parent setting forth the Representative’s calculation of each disputed amount (each an “Item of Dispute”). If Parent does not receive a Dispute Notice within forty-five (45) days after delivery by Parent of the Closing Statement, or if the Representative notifies Parent in writing that it will not deliver a Dispute Notice, then the Closing Statement shall be conclusive and binding upon each of the Parties. If Parent receives a Dispute Notice from the Representative within forty-five (45) days after delivery by Parent of the Closing Statement, Parent and the Representative shall use reasonable efforts to resolve each Item of Dispute, and, if any Item of Dispute is so resolved, such resolution shall be in writing and shall be conclusive and binding upon each of the Parties, and the Closing Statement shall be modified to the extent necessary to reflect such resolution. If any Item of Dispute remains unresolved as of the twentieth (20th) day after delivery by the Representative of the Dispute Notice, Parent and the Representative shall jointly retain a mutually agreeable independent valuation firm of recognized national standing to resolve such remaining disagreement; provided, further, that, in such case, if Parent and the Representative are unable to agree on the choice of such firm by the fortieth (40th) day after delivery by the Representative of the Dispute Notice, then such firm will be a nationally recognized valuation firm selected by lot (after the Representative and Parent shall have each submitted two proposed firms and then excluded one firm designated by the other party); provided that such firm shall not be the independent auditor of (or otherwise provide services under a contractual arrangement with) either Parent or the Representative (the firm actually retained pursuant to this sentence, the “Valuation Firm”). Parent and the Representative shall request that the Valuation Firm render a determination as to each unresolved Item of Dispute within thirty (30) days after its retention, and Parent and the Representative shall, and Parent shall cause the Company and each of their respective agents and representatives to, cooperate fully with the Valuation Firm so as to enable it to make such determination as quickly and accurately as reasonably practicable, including the provision by Parent, the Company and the Representative of all books and records and work papers (including those of their accountants and auditors, subject to execution of reasonable and customary documentation) relating to the Closing Statement, the Dispute Notice and all other items reasonably requested by the Valuation Firm (in each case in such a manner so as not to waive or eliminate any privilege applicable to any such information). The Valuation Firm shall consider only those items and amounts that were set forth on the Closing Statement and the Dispute Notice and that remain unresolved by Parent and the Representative. In resolving any Item of Dispute, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party, or less than the smallest value for such item claimed by either Party, on the Closing Statement or the Dispute Notice, as applicable. The Valuation Firm’s determination(s) shall be based upon the definitions of Indebtedness, Working Capital, Cash and/or Company Transaction Expenses (as applicable) included herein. The Valuation Firm’s determination of each Item of Dispute submitted to it shall be in writing, shall conform to this Section 2.05 and shall be conclusive and binding upon each of the Parties, and the Closing Statement shall be modified to the extent necessary to reflect such determination(s). The Valuation Firm shall allocate its fees, costs and expenses between Parent on the one hand, and the Representative on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party. The Indebtedness, the Working Capital, the Cash and the Company Transaction Expenses, in each case as finally determined pursuant to this

Section 2.05, are referred to herein as the “Actual Indebtedness,” the “Actual Working Capital,” the “Actual Cash” and the “Actual Company Transaction Expenses,” respectively.

(c)Payments to Parent. If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this Section 2.05(c) shall be deemed to be equal to the absolute value of such amount), the Representative and Parent shall, within five (5) Business Days after determination of the Net Adjustment Amount pursuant to Section 2.05(b), instruct the Escrow Agent to (i) pay to Parent, by wire transfer of immediately available funds from the Adjustment Escrow Account to a bank account designated in writing by Parent, the Net Adjustment Amount, and (ii) release to the Representative, for payment to the Company Stockholders, the balance remaining (if any) of the Adjustment Escrow Account (after any payment made to Parent from the Adjustment Escrow Account pursuant to clause (i) foregoing), including any earnings thereon. Notwithstanding anything herein to the contrary, in no event shall the Representative or any Company Stockholder be required to make any payments in respect of any adjustments pursuant to this Section 2.05 in excess of the then-remaining balance of the Adjustment Escrow Account, including any earnings thereon, or from any source of funds other than the Adjustment Escrow Account. If the Representative does not provide the instruction to the Escrow Agent when it is required to pursuant to this Section 2.05(c), then Parent alone may provide such instruction to the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement.

(d)Payments by Parent. If the Net Adjustment Amount is positive, Parent and the Representative shall within five (5) Business Days after determination of the Net Adjustment Amount pursuant to Section 2.05(b), (i) pay to the Representative, for payment to the Company Stockholders, by wire transfer of immediately available funds to a bank account designated in writing by the Representative, an amount equal to the Net Adjustment Amount, and (ii) instruct the Escrow Agent to release to the Representative, by wire transfer of immediately available funds to a bank account designated in writing by the Representative, for payment to the Company Stockholders, the balance of the Adjustment Escrow Account, including any earnings thereon; provided that with respect to Options, the Representative alone shall instruct Parent in writing to withhold and pay through the Company’s or its Subsidiaries’ payroll the requisite amounts to the appropriate holders of Options. If Parent does not provide the instruction to the Escrow Agent when it is required to pursuant to this Section 2.05(d), then the Representative may provide such instruction to the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement.

(e)All adjustment payments made pursuant to this Section 2.05 shall be treated as adjustments to the Merger Consideration for all applicable Tax purposes.

Section 2.06 Effect of Merger on the Capital Stock of the Surviving Corporation. At the Effective Time, each share of Merger Sub’s common stock, par value $0.01 per share, that is issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, be converted automatically into and exchanged for one share of common stock of the Surviving Corporation.

Section 2.07 No Appraisal Rights. Pursuant to Section 4(b) of the Stockholders Agreement, the Merger and the other transactions contemplated hereby shall constitute an “Approved Sale” (as defined in the Stockholders Agreement) and none of the Company Stockholders shall be entitled to rights of appraisal for any shares of Company Stock.

Section 2.08 RWI Policy. To the extent Parent obtains a representation and warranty insurance policy (a “RWI Policy”), any such RWI Policy shall include a provision whereby the insurer expressly waives any subrogation rights against any Company Stockholder Party with respect to any claim made by any insured thereunder (except for Fraud). No insured party under the RWI Policy shall waive, amend, modify or otherwise revise this subrogation provision, or allow such provision to be waived, amended, modified, or otherwise revised without the prior written consent of the Representative. The Company shall cooperate reasonably with Parent in connection with obtaining the RWI Policy.

Section 2.09 Withholding. Parent, the Company, its Subsidiaries, and the Surviving Corporation, as applicable, may deduct and withhold from any amounts payable to any Person in connection with the transactions contemplated in this Agreement such amounts that are required to be deducted and withheld under the Code or any provision of state, local or foreign Tax Law; provided, however, that Parent and the Representative (for itself and on behalf of the Company Stockholders) shall (a) provide written notice to the other party of any such requirement that such Person becomes aware of to deduct or withhold with respect to the applicable payment made by, to or on behalf of such party (other than with respect to the Option Payments or with respect to withholding required pursuant to Section 1445 of the Code in the event of a failure to deliver the certificate described in Section 7.01(f)(ii)) at least three (3) days before such payment to which such deduction or withholding would apply is made (which notice shall identify the applicable Law pursuant to which such deduction or withholding is required) and (b) cooperate in good faith with any reasonable request to obtain reduction of or relief from such deduction or withholding; provided, further, that, Parent and its Affiliates shall not be permitted to deduct and withhold any amounts in respect of Public Notice 7 (the application of which to the transactions contemplated hereunder shall be governed by Section 6.10(e) and Section 9.17(c)). Any such amounts so deducted and withheld and paid to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Parent and Merger Sub to enter into this Agreement, the Company represents and warrants to Parent and Merger Sub as follows, in each case except as set forth in the Disclosure Schedule in accordance with Section 9.16:

Section 3.01 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is qualified to conduct business and in good standing under the Laws of each jurisdiction in which such qualification is required except in such jurisdictions where the lack of such qualification or the failure to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. True and complete copies of the Organizational Documents of the Company as amended to the date of this Agreement have been made available to Parent.

Section 3.02 Authorization; Binding Effect. The Company has full corporate power and authority to own, lease and operate its assets and properties and carry on its business as presently conducted. The execution and delivery by the Company of this Agreement and the other documents contemplated hereby to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement and the other documents contemplated hereby to which the Company is a party have been or will be duly executed and delivered by the Company and constitute, or when executed and delivered will constitute, the valid and legally binding obligation of the Company, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity). The Requisite Stockholder Approval is the only vote of any class or series of Company capital stock required to approve this Agreement and the transactions contemplated by this Agreement, including the Merger. The transactions contemplated by this Agreement, including the Merger, shall constitute an “Approved Sale” as such term is defined in the Stockholders Agreement.

Section 3.03 Noncontravention. Neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (i) violate any provision of the Company’s Organizational Documents nor those of its Subsidiaries, (ii) assuming compliance by Parent with Section 4.03, violate any Law or other restriction of any Governmental Authority to which the Company or any of its Subsidiaries is subject, or give any Governmental Authority the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, any of its Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject or (iii) with or without notice, lapse of time or both, conflict with, result in a breach or violation of, constitute a default under, result in the termination (or right of termination), cancellation, creation or acceleration of any rights under, or require any consent or notice under, any Material Contract, Lease or Company IP Agreement except, in the case of clauses (ii) and (iii), where the conflict, breach, violation, default, right, termination, cancellation, creation or acceleration, or failure to obtain consent or provide notice, would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Except for the applicable requirements of the HSR Act and the filing of the Certificate of Merger, and except as set forth on Schedule 3.03 in the Disclosure Schedule, neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will require any consent or approval of or notice to any Governmental Authority, except for consents, approvals or notices the failure of which to obtain or provide would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

Section 3.04    Capitalization; Subsidiaries.

(a)The authorized capital stock of the Company consists of 300,000 shares of Common Stock and 25,000 shares of Preferred Stock. At the open of business on the date hereof, 128,243.227 shares of Common Stock are issued and outstanding and 10,395.000 shares of Common Stock are subject to issuance upon the exercise of outstanding Options issued pursuant to the terms of the Option Plan. As of the close of business on the date hereof, no shares of Preferred Stock are issued and outstanding and no shares of Preferred Stock are subject to issuance pursuant to the terms of the Option Plan. Schedule 3.04(a) in the Disclosure Schedule contains a list of each Person who, as of the date hereof, is the record holder of any (x) shares of Common Stock, together with the number of shares of Common Stock held by such Person and (y) Options, together with the number of shares of Common Stock subject to each such Option and the exercise price per share. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non- assessable, are not subject to and have not been issued in violation of any preemptive or similar rights, have been issued in compliance with applicable securities Laws or exemptions therefrom and are owned beneficially and of record by the Person set forth on Schedule 3.04(a) in the Disclosure Schedule, free and clear of all Liens other than (i) general restrictions on transfer arising under the Securities Act and applicable state securities Laws, (ii) preemptive or similar rights and restrictions on transfer set forth in the Equity Agreements and (iii) Liens granted in connection with the Credit Agreement and all other Loan Documents (as defined in the Credit Agreement) (which Liens will be released following the repayment of the Indebtedness of the Company and its Subsidiaries set forth on the Indebtedness Payoff Schedule pursuant to the payoff letters therefor).

(b)Schedule 3.04b) in the Disclosure Schedule sets forth each of the Company’s Subsidiaries and, with respect to each of the Company’s Subsidiaries, its jurisdiction of incorporation, formation or organization, and number and type of issued and outstanding shares of capital stock or other equity interests or percentage ownership interest together with the legal and beneficial holder of such shares of capital stock or other equity interest. Except as set forth on Schedule 3.04b) in the Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity interests of each such Subsidiary have been duly authorized and validly issued and, if applicable, are fully paid and non-assessable, have not been issued in violation of any preemptive or similar rights and have been issued in compliance with applicable securities Laws or exemptions therefrom and are wholly owned beneficially and of record, directly or indirectly, by the Company or one of the Company’s Subsidiaries, free and clear of all Liens other than (i) general restrictions on transfer arising under the Securities Act and applicable state securities Laws, and (ii) any Permitted Liens. Other than the Company’s Subsidiaries set forth on Schedule 3.04b) in the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or controls, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other entity. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has full organizational power and authority to own, lease and operate its properties and carry on its business as presently conducted. Each of the Company’s Subsidiaries is qualified to conduct business and in good standing under the Laws of each jurisdiction in which such qualification is required, except in such jurisdictions where the lack of such qualification or the failure to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. No Subsidiary of the Company owns any Company Stock or Option.

(c)There are no shares of capital stock or other equity interests or voting or non-voting securities of the Company, other than the Company Stock. Except for the Options, there are (i) no securities of the Company or any of its Subsidiaries convertible into, exercisable or exchangeable for shares of capital stock, other equity interests or voting or non-voting securities of the Company or any of its Subsidiaries, (ii) no outstanding or authorized options, warrants, purchase rights, subscription rights, rights of first refusal, preemptive rights, conversion rights, exchange rights or other contracts or commitments that could require the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding any of its capital stock or equity interests, (iii) no outstanding or authorized calls, stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries, and (iv) no repurchase, redemption or other obligation to acquire for value any shares of any class of capital stock or equity interests of the Company or any of its Subsidiaries. Except for the Equity Agreements, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party, or, to the Knowledge of the Company, any other voting agreement or understanding, with respect to the voting of the capital stock, securities or other equity interests of the Company or any of its Subsidiaries.
Section 3.05 Broker’s Fees. Except as set forth on Schedule 3.05 in the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, advisor or agent with respect to the transactions contemplated by this Agreement. The fees and expenses of each broker, finder, advisor or agent identified on Schedule 3.05 in the Disclosure Schedule incurred in connection with the transactions contemplated hereby shall be paid solely by the Representative, on behalf of the Company Stockholders, except to the extent taken into account in the calculation of Estimated Company Transaction Expenses or Actual Company Transaction Expenses, in which case neither the Representative nor the Company Stockholders shall have no further liability in respect thereof (other than in respect of the adjustments pursuant to Section 2.02(a) and/or Section 2.05).

Section 3.06    Financial Statements; Undisclosed Liabilities.

(a)Set forth on Schedule 3.06 in the Disclosure Schedule are true and complete copies of the following financial statements (collectively the “Financial Statements”):

(i)    the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2017, January 1, 2017 and January 3, 2016 and the related audited consolidated statements of income and cash flows for the fiscal years then ended; and

(ii)    the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2018 (the “Most Recent Balance Sheet”) and the related statements of income and cash flows for the six (6)-month period then ended (together with the Most Recent Balance Sheet, collectively, the “Most Recent Financial Statements”).

(b)The Financial Statements were prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries, and fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the times and for the periods referred to therein, and were prepared in all material respects in accordance with GAAP, consistently applied; provided, however, that the

Most Recent Financial Statements are subject to normal year-end adjustments (which are not, in the aggregate, material) and lack footnotes and other presentation items.

(c)There is no liability, debt or obligation of or claim against the Company or any of its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the date of the Most Recent Balance Sheet included in the Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries and are not material to the Company and its Subsidiaries, taken as a whole, (iii) disclosed in Schedule 3.06(c) the Disclosure Schedule or (iv) which would not reasonably be expected to result in material liability to Company and its Subsidiaries, taken as a whole.

Section 3.07 Absence of Changes. From the date of the Most Recent Balance Sheet until the date of this Agreement, there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.07 in the Disclosure Schedule, from the date of the Most Recent Balance Sheet until the date of this Agreement, the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course of business and neither the Company nor any of its Subsidiaries has:

(a)amended its certificate or articles of incorporation or formation, bylaws or limited liability company agreement (or equivalent Organizational Documents);

(b)sold, transferred, assigned, conveyed, leased, licensed, pledged, encumbered or otherwise disposed of any of its assets or properties except in the ordinary course of business consistent with past practice;

(c)canceled any debts owed to the Company or any of its Subsidiaries, or waived any claims or rights in favor of the Company of any of its Subsidiaries, except for cancellations made or waivers granted in the ordinary course of business which, in the aggregate, are not material;

(d)made any loan to any Person, other than advancements of expenses made to employees, directors, consultants and advisors and prepayments made to vendors, in each case, in the ordinary course of business consistent with past practice;

(e)acquired the assets or business of any Person (including by merger or consolidation) for a value in excess of $1,000,000 per acquisition or $3,000,000 in the aggregate for all such acquisitions (excluding capital expenditures, leases and purchases or acquisitions of raw material, inventory or equipment in the ordinary course of business);

(f)incurred Indebtedness, other than (i) borrowings under any revolving facility under the Credit Agreement or any credit card line of credit and the accrual of interest on amounts outstanding, and (ii) capital leases, in each case in the ordinary course of business consistent with past practice;

(g)mortgaged, pledged or subjected to any Lien (other than Permitted Liens), any material portion of its assets;

(h)made any material capital expenditures or commitments therefor, except in the ordinary course of business consistent with past practice;

(i)materially changed its accounting methodologies, practices, estimation techniques, assumptions and principles;

(j)granted or paid any material increase in the compensation of any of its directors, officers or employees, other than any bonus or similar payments the payment of which would be reflected in the determination of Company Transaction Expenses or as required by Law;

(k)adopted, terminated, or amended or modified any material Employee Benefit Plan for the benefit of any of its directors, officers or employees, other than in the ordinary course of business consistent with past practice or as required by Law;

(l)settled or compromised any Action against the Company or any of its Subsidiaries that would impose any material restrictions on the business or operations of the Company or any of its Subsidiaries;

(m)made, changed or revoked any material Tax election, changed any material method of Tax accounting or Tax accounting period, entered into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), filed any amended material Tax Return, filed any material Tax Return in a manner materially inconsistent with past practice, settled or compromised any material Tax proceeding, or surrendered any right to claim a material Tax refund;

(n)engaged in any intercompany transaction outside the ordinary course of business that would or reasonably could be expected to result in any material Taxes for which the Company or any of its Subsidiaries would be liable (other than any Taxes included in the calculation of the Tax Liability Amount) for any taxable period (or portion thereof);

(o)effected any recapitalization, reclassification, distribution, equity split or like change in its capitalization;

(p)entered into any binding agreement or commitment to do any of the foregoing (other than this Agreement); or

(q)suffered any material damage, destruction or other casualty loss with respect to material property owned by the Company or any of its Subsidiaries that is not covered by insurance.

Section 3.08    Legal Compliance.

(a)Except as set forth on Schedule 3.08 in the Disclosure Schedule, the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance in all material respects with all Laws applicable to them or the operation of their business. During the past three (3) years, the Company and its Subsidiaries have not received any written notice, order, complaint or other material communication from any Governmental Authority that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to it or the operation of its business. The Company and its Subsidiaries have and are in possession of all material licenses, authorizations, permits and registrations of Governmental Authorities required under applicable Law to carry on their business as now conducted (the “Permits”). The Company and its Subsidiaries are in compliance in all material respects with all such Permits.

(b)During the past three (3) years, (i) neither the Company nor any of its Subsidiaries has violated any Law relating to anti-bribery or anticorruption or that otherwise prohibits the corrupt payment to any government or public officials, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010 (all such Laws, “Anticorruption Laws”), (ii) no director, officer or employee, or, to the Knowledge of the Company, representative, consultant, agent or other Person acting for or on behalf of the Company or any of its Subsidiaries has violated any Anticorruption Law, and (iii) neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority alleging any such violation or conducted any internal investigation with respect to any actual, potential or alleged violation of any Anticorruption Law, in each case, except as would not result in material sanction or liability to the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries maintain policies reasonably designed to promote compliance with Anticorruption Laws.

(c)During the past three (3) years, neither the Company nor any of its Subsidiaries has violated any Law governing imports into or exports from the United States or any foreign country on the terms and conduct of international transactions and the making or receiving of international payments, or relating to economic sanctions or embargoes or terrorism financing, money laundering or compliance with unsanctioned foreign boycotts, including Laws pertaining to such topics implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury (all such Laws, “OFAC Laws”), in each case, except as would not result in material sanction or liability to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries to which the OFAC Laws apply is, nor in the last three (3) years has been, engaged in any transaction or other business with (i) any country, entity formed or resident therein, or resident thereof, that, at the time of the relevant transaction, the Company or any Subsidiary was prohibited from doing business with under the OFAC Laws or (ii) any Person that is included, at the time of the relevant transaction, in the list of Specially Designated Nationals and Blocked Persons published by the United States Department of the Treasury.

Section 3.09 Title to Assets. Except for properties and assets that have been sold or otherwise disposed of by the Company and its Subsidiaries in the ordinary course of business since the date of the Most Recent Balance Sheet (and, from and after the date of this Agreement, in compliance with the terms of this Agreement), the Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all of the real properties and tangible assets used in the conduct of their business as currently conducted, including all the properties and assets reflected on the Most Recent Balance Sheet, free and clear of all Liens except (i) as set forth on Schedule 3.08b) in the Disclosure Schedule, and (ii) Permitted Liens.

Section 3.10    Real Property.

(a)	Neither the Company nor any of its Subsidiaries owns any real property.

(b)Schedule 3.10b) in the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. The Company has made available to Parent a true and complete copy of each such Lease. Except as set forth on Schedule 3.10b) in the Disclosure Schedule, the Company and its Subsidiaries have not subleased, assigned or transferred any interest in any Lease or granted any Person the right to use or occupy the Leased Real Property that is subject to such Lease. The Leased Real Property described on Schedule 3.10b) constitutes all of the leasehold estates under which the Company or its Subsidiaries is a lessee (or sublessee) of any real property. With respect to each of the Leases: (A) the Company or the applicable Subsidiary party thereto holds a valid and existing leasehold interest under such Lease, and such Lease is a legal, valid, binding and enforceable obligation of the Company or the applicable Subsidiary party thereto and in full force and effect and, to the Knowledge of the Company, each other party thereto and except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles; and (B) neither the Company nor the applicable Subsidiary party thereto, nor to the Knowledge of the Company any other party thereto, is in material breach or material default under such Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such material breach or material default. All rental and other payments currently due and payable by the Company or its Subsidiaries for each of the Leased Real Property have been paid in full.

(c)All buildings, structures, improvements, fixtures, building systems and equipment and all components thereof, included in the Leased Real Property are in good condition and repair, normal wear and tear excepted.

(d)As of the date hereof, neither the Company nor any of its Subsidiaries has received any notice (written or otherwise) that any of the structures or buildings located on any Leased Real Property is in violation of any building, zoning, anti-pollution, health, disability access, occupational safety or other Law, and none of these properties, structures or buildings encroaches on any other property, except as may otherwise be disclosed on Schedule 3.10(d).

Section 3.11    Tax Matters.    Except as set forth on Schedule 3.11 in the Disclosure Schedule:

(a)The Company and its Subsidiaries have filed, or have caused to be filed, all material Tax Returns required to be filed by any of them under applicable Law, and all such Tax Returns are true, correct and complete in all material respects. The Company and its Subsidiaries have timely paid all material Taxes due and owing by any of them. The unpaid Taxes of the Company and its Subsidiaries (for the absence of doubt, calculated on the basis of a closing of the books as of the Closing Date) will not, as of the Closing Date, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Financial Statements, as adjusted for the passage of time in accordance with the past custom and practice of the Company and its Subsidiaries in filing Tax Returns.

(b)The Company and its Subsidiaries have duly and timely withheld or collected all material Taxes that the Company or any of its Subsidiaries are required by applicable Law to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, have duly and timely paid over to the appropriate Governmental Authority all such material Taxes to the extent due and payable, and have otherwise complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of such Taxes (including information reporting requirements).

(c)There is no Action pending against the Company or any of its Subsidiaries in respect of any material Taxes of the Company or such Subsidiary, and no such Action has been threatened in writing. There is no material Tax assessment or deficiency asserted in writing against the Company or any of its Subsidiaries that has not been paid or otherwise resolved. There are no Liens on any assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any material Tax other than Permitted Liens. Neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to the filing of any material Tax Return or the time in which any material Tax may be assessed or collected by any taxing authority (other than extensions of time to file Tax Returns requested and obtained in the ordinary course of business consistent with past practice).

(d)Neither the Company nor any of its Subsidiaries (i) has been a member of any group that files a consolidated, unitary or combined Tax Return (other than a group the common parent of which was the Company or any of its Subsidiaries) or is currently a member of any “consolidated group” (as defined in Treasury Regulation Section 1.1502-1(h)) that files consolidated U.S. federal income Tax Returns, (ii) has any material liability for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local, or foreign Tax Law), as transferee or successor, by contract (other than (A) a contract solely among the Company and any of its Subsidiaries or (B) any customary credit agreement, lease or other commercial agreement the primary purpose of which does not relates to Taxes), or otherwise under applicable Tax Law or (iii) is subject to any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) or private letter ruling or other material written agreement with a Governmental Authority regarding Taxes of or Tax matters with respect to the Company or its Subsidiaries that is currently in force. The representations and warranties set forth in Section 3.04(b) and Section 3.07 are incorporated in this Section 3.11 by reference.

(e)Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnity agreement that is currently in force (other than (i) a contract solely among the Company and any of its Subsidiaries or (ii) any customary credit agreement, lease or other commercial agreement the primary purpose of which does not relate to Taxes).

(f)In the past three (3) years, no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(g)Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period ending after the Closing Date, as a result of any (A) change in method of accounting made on or before the Closing, (B) installment sale or open transaction disposition made on or before the Closing, (C) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or before the Closing, or (D) election pursuant to Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law). Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code and the Treasury Regulations (or other guidance) issued thereunder to defer the payment of any liability for income Taxes imposed under Section 965 of the Code.

(h)The taxable year of each Subsidiary of the Company that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) ends as of December 31.

(i)The Company and its Subsidiaries have complied in all material respects with the applicable Laws regarding transfer pricing.

(j)Within the past three (3) years, the Company has not distributed stock of another person in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k)None of the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(l)Schedule 3.11(k) in the Disclosure Schedule sets forth, for U.S. federal income tax purposes, the entity classification of each Subsidiary of the Company.

Section 3.12    Intellectual Property.

(a)Schedule 3.12a) in the Disclosure Schedule sets forth a list of: (A) each (i) Patent, (ii) registered Trademark, (iii) registered Copyright and (iv) Internet Property, including any applications for, or recordations of, any of the foregoing, owned by, or filed or recorded in the name of, the Company or any of its Subsidiaries (clauses (i) to (iv), collectively, the “Company Registered Intellectual Property” and, together with all other Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries, the “Company Intellectual Property”); and (B) each license, contract or agreement pursuant to which
(x) the Company or any of its Subsidiaries has granted to any third party any rights or licenses to any material Company Intellectual Property (each a “Company Out-License”), other than nonexclusive licenses granted to customers and distributors in the ordinary course of business for the sale or distribution of products or services, made, sold, distributed, provided or offered, as the case may be, by the Company or any of its Subsidiaries (“Company Products”), and (y) a third party has granted to the Company or any of its Subsidiaries a license or other right with respect to any Intellectual Property Rights (each a “Company In-License”), in each case with respect to which the payment by the Company or any of its Subsidiaries exceeded or will exceed $250,000 during any twelve (12) month period, other than licenses to commercially available “off-the- shelf” software that is neither used in any Company Products nor distributed by Company or any of its Subsidiaries (clauses (x) and (y) collectively, the “Scheduled Company IP Agreements” and the Company In-Licenses and the Company Out-Licenses, collectively the “Company IP Agreements”).

(b)The Company and its Subsidiaries own exclusively, free and clear of all Liens, other than Permitted Liens, all Company Registered Intellectual Property and all other Intellectual Property Rights that the Company or any of its Subsidiaries own or purport to own, including all Intellectual Property Rights developed by employees or contractors of the Company and its Subsidiaries within the scope of their employment or engagement by the Company and its Subsidiaries.

(c)During the past three (3) years, neither the Company nor any of its Subsidiaries has received any notice or written claim challenging the ownership, use, validity or enforceability of any Company Registered Intellectual Property, and all Company Registered Intellectual Property is subsisting and is not unenforceable or invalid. None of the Company Registered Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of the Company Intellectual Property or that would impair the validity or enforceability of the Company Intellectual Property.

(d)The Company and its Subsidiaries own, license or otherwise have a right to use all of the Intellectual Property Rights necessary for the operation of the business of the Company and its Subsidiaries as presently conducted.

(e)Except as set forth on Schedule 3.12e) in the Disclosure Schedule, neither the operation of the respective businesses of the Company and its Subsidiaries as currently conducted nor any Company Product, infringes, misappropriates or otherwise conflicts with any Intellectual Property Rights of any other Person, and during the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notice or claim asserting that any such infringement, misappropriation or other conflict has or may have occurred, including with respect to any component of a Company Product provided or supplied to Company or any of the Company’s Subsidiaries by a third party. During the past three (3) years, neither the Company nor any of its Subsidiaries has put any third party on notice or claimed that such third party is infringing upon, misappropriating or otherwise conflicting with any Company Intellectual Property.

(f)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in (i) a breach, violation, modification, cancellation, termination, or suspension of any Company IP Agreement,
(ii)a restriction with respect to, or a loss of the rights and licenses granted to, the Company or any of its Subsidiaries pursuant to a Company In-License, (iii) the release of any Trade Secrets that are Company Intellectual Property, or other proprietary materials (including any source code) of Company, (iv) the grant (or requirement to grant) to any Person any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to or under any

Company Intellectual Property, or (v) Parent or any Subsidiary of Parent (A) being subject to any non-compete or other restriction on the operation or scope of Parent’s or such Subsidiary’s business or, following the Closing, the business of the Company or its Subsidiaries or their respective successors, or (B) Parent or any Subsidiary of Parent granting, or being required to grant, any right or license to any of their respective Intellectual Property Rights to any Person, except, in each case as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

Section 3.13    Contracts and Commitments.

(a)    Schedule 3.13a) in the Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following types of contracts to which the Company or any of its Subsidiaries is a party (other than purchase orders, statements of work and similar agreements and other than Employee Benefit Plans or International Plans listed on Schedule 3.17 in the Disclosure Schedule):

(i)    any employment agreement, employment contract or consulting agreement with any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries pursuant to which the Company and its Subsidiaries have future liability in excess of $250,000 per annum to such director, officer, employee or independent contractor and is not terminable by the Company and its Subsidiaries upon notice of sixty (60) calendar days or less for a cost of less than $250,000;

(ii)    any covenant not to compete, or exclusive right or license, granted by the Company or any of its Subsidiaries in favor of a third party;

(iii)    any agreement or group of related agreements with respect to a single transaction or series of related transactions under which (A) the Company or any of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or such Subsidiary, in any case which has future liability to the Company and its Subsidiaries in excess of $250,000 per annum and is not terminable by the Company and its Subsidiaries upon notice of sixty (60) calendar days or less for a cost of less than $250,000;

(iv)    any agreement or contract under which the Company or any of its Subsidiaries has borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness or liabilities of others (other than agreements solely among the Company and its Subsidiaries, endorsements for the purpose of collection, purchases of equipment or materials made under conditional sales contracts or surety bonds, performance bonds or similar instruments, in each case in the ordinary course of business and not exceeding
$500,000 in the aggregate for all such agreements, endorsements, purchases and instruments);

(v)	any partnership, strategic alliance or joint venture agreement;

(vi)    any agreement (other than any standard purchase order or pricing agreement) for the sale, distribution, servicing by the Company and its Subsidiaries of goods or services that provides for payments to the Company or any of its Subsidiaries in excess of
$300,000 per annum and is not terminable by the Company and its Subsidiaries upon notice of sixty (60) calendar days or less for a cost of less than $300,000;

(vii)	any agreement with a Key Customer or Key Supplier;

(viii)    any agreement granting any third party the exclusive right to purchase or distribute the Company’s or any of its Subsidiaries’ products or services;

(ix)    any agreement pursuant to which the Company or any of its Subsidiaries has provided a “most favored nation” provision to the other party;

(x)    any agreement that obligates the Company or any of its Subsidiaries to make any earn-out or similar payments based on future performance of an acquired business or assets;

(xi)    any agreement for the purchase by the Company and its Subsidiaries of goods or services that provides for annual payments by the Company and its Subsidiaries in excess of $300,000 and is not terminable by the Company and its Subsidiaries upon notice of sixty (60) calendar days or less for a cost of less than $300,000;

(xii)	any agreement that contains any revenue sharing or profit sharing provisions; or

(xiii)	any settlement agreement entered into within the past three (3)
years and providing for payments by or to the Company or any of its Subsidiaries in excess of
$300,000 or otherwise imposing material non-monetary restrictions on the business of the Company and its Subsidiaries.

(b)    The Company has made available for inspection by Parent a true and correct copy of each contract, lease, license, instrument or other agreement listed or required to be listed on Schedule 3.13a) in the Disclosure Schedule and the Scheduled Company IP Agreements (collectively, the “Material Contracts”). Except as disclosed on Schedule 3.13b) in the Disclosure Schedule, the Company or the applicable Subsidiary party thereto, and, to the Knowledge of the Company, each applicable counterparty, has performed all material obligations required to be performed by it to date under the Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. Each Material Contract is valid and binding on the Company or the applicable Subsidiary party thereto, is in full force and effect and is enforceable against the Company or the applicable Subsidiary party thereto and, to the Knowledge of the Company, the counterparties thereto, in each case except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles.

(c)    The Company has made available for inspection by Parent a true and correct copy of the Equity Agreements and the Company or the applicable Subsidiary party thereto and, to the Knowledge of the Company, any other party thereto, have performed all material obligations required to be performed by such Person to date under the Equity

Agreements and is not in material breach or default thereunder. The Equity Agreements shall terminate upon the Effective Time, with no further liability on the Company or any of the Company’s Subsidiaries, except for those provisions of the Equity Agreements that survive such termination in accordance with their terms.

Section 3.14 Insurance. Schedule 3.14 in the Disclosure Schedule lists each insurance policy maintained by the Company and its Subsidiaries with respect to the properties, assets, business, operations and employees (excluding, for the avoidance of doubt, any insurance policies relating to Employee Benefit Plans or International Plans) of the Company and its Subsidiaries. True and complete copies of such insurance policies have been made available for inspection by Parent (to the extent copies have been made available to the Company and its Subsidiaries from the applicable insurance carrier). All such policies are valid and binding on the Company and its Subsidiaries and enforceable in accordance with their terms against the Company, in each case except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles. The Company and its Subsidiaries are not in default in any material respect regarding their obligations under any of such insurance policies, and all premiums with respect thereto have been paid to the extent due. There are no material claims by the Company and its Subsidiaries pending under any of such insurance policies as to which coverage has been denied by the underwriters of such policies. The Company and its Subsidiaries have not received written notice of cancellation, termination or material reduction of coverage with respect to any of such insurance policies.

Section 3.15 Litigation. Except as set forth on Schedule 3.15 in the Disclosure Schedule, there is no material Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before or by any Governmental Authority, nor has there been any such Action pending in the past three (3) years. Except as set forth on Schedule
3.15    in the Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any material outstanding judgment, order, decree or injunction of any court or other Governmental Authority (“Governmental Orders”), nor, to the Knowledge of the Company, are there any such Governmental Orders threatened to be imposed by any Governmental Authority.

Section 3.16    Labor Matters.

(a)    The Company and its Subsidiaries are not party to any collective bargaining agreement with respect to employees of the Company and its Subsidiaries. There are no current union organizing activities among the employees of the Company and its Subsidiaries, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. Within the past three (3) years, there have been no organizing activities, work stoppages, slowdowns, strikes, lockouts, material arbitrations, material grievances or other material labor disputes by or with employees of the Company and its Subsidiaries (or their representatives), nor, to the Knowledge of the Company, is any such dispute threatened.

(b)    Except as would not result in material liability for the Company and its Subsidiaries, individually or in the aggregate, neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; and there is no material charge of discrimination in employment or employment practices for any reason, including age, gender, race, religion or other legally protected category, which has been asserted against the Company or any of its Subsidiaries within the past three (3) years or that is now pending before the U.S. Equal Employment Opportunity Commission or any other Governmental Authority.

(c)    Except as set forth on Schedule 3.16 in the Disclosure Schedule, the Company and its Subsidiaries are, and in the preceding three (3) years have been, in compliance in all material respects with all Laws applicable to them relating to the employment of labor, including provisions thereof relating to employment, employment practices, wages, hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, occupational safety and health requirements, equal opportunity and collective bargaining. Except as would not result in material liability for the Company and its Subsidiaries, individually or in the aggregate, each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor, consultant or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under Employee Benefit Plans) is properly so characterized.

Section 3.17    Employee Benefits.

(a)Schedule 3.17a) in the Disclosure Schedule sets forth a true and complete list of each material Employee Benefit Plan and each material International Plan. With respect to each such Employee Benefit Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (1) the Employee Benefit Plan document currently in effect, including all amendments thereto, (2) the most recent summary plan description for such Employee Benefit Plan (or other descriptions of such Employee Benefit Plan provided to employees of the Company) and all modifications thereto, (3) the most recently received determination letter from the Internal Revenue Service relating to an Employee Benefit Plan,
(4)the most recently prepared actuarial report or financial statement relating to an Employee Benefit Plan, (5) the annual report (Form 5500 filed with the Internal Revenue Service or other report required under applicable local Law and any schedules and financial statements attached thereto) for the most recently plan year, (6) all material correspondence with the U.S. Department of Labor, the Internal Revenue Service and (7) any related trust agreements, insurance contracts or material funding arrangements relating to an Employee Benefit Plan. With respect to each material International Plan, the Company has made available to Parent within fourteen (14) Business Days after the date hereof, to the extent applicable, accurate and complete copies of (1) the International Plan document currently in effect, including all amendments thereto, or, alternatively, the most recent summary plan description for such International Plan (or other descriptions of such International Plan provided to employees of the Company) and all modifications thereto, and (2) all material correspondence with any applicable government authority regarding such International Plan relating to an open enquiry or unsatisfied liability.

(b)Each    Employee    Benefit    Plan has    been    maintained,    funded    and administered, in all material respects, in accordance with its terms and the applicable requirements of ERISA, the Code and all other applicable Laws. Each material International Plan complies in all material respects with the applicable requirements of Law and each International Plan that is required to be funded is funded in accordance with the requirements of applicable Law and the terms of such International Plan, except as would not reasonably be expected to result in a material liability to the Company or any of its Affiliates.

(c)Each Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code and the related trust has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter from the Internal Revenue Service. There are no existing circumstances, and no events have occurred that would reasonably be expected to adversely affect the qualified status of any qualified plan or the related trust.

(d)Neither the Company, nor any of its Subsidiaries, sponsors or has any obligation with respect to any Employee Benefit Plan or any International Plan that provides for any post-employment or post-retirement health, medical, life or other insurance or welfare benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(e)No Action with respect to any Employee Benefit Plan or International Plan (other than routine claims for benefits) is pending or to the Knowledge of the Company, threatened, which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries. No Employee Benefit Plan is under audit or the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

(f)No Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, nor has the Company or any of its Subsidiaries in the past six (6) years maintained an employee benefit plan subject to Title IV or Section 302 of ERISA, and no International Plan is a defined benefit pension or retiree welfare benefit plan. None of the Company or any of its Subsidiaries has incurred any current or contingent liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV or Section 302 of ERISA (including any withdrawal liability), including by reason of being treated as a single employer with any ERISA Affiliate.

(g)Except as set forth on Schedule 3.17(g) in the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, director or other service provider of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, except as set forth on Schedule 3.17(g) in the Disclosure Schedule, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h)Except as set forth on Schedule 3.17(h) in the Disclosure Schedule, no Employee Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

Section 3.18 Environmental Matters. Except as set forth on Schedule 3.18 in the Disclosure Schedule:

(a)The Company and its Subsidiaries are, and during the past three (3) years have been, in compliance with Environmental Laws, and possess and maintain in full force and effect and are in compliance with all Permits required pursuant to Environmental Laws, except where noncompliance with Environmental Laws or the failure to maintain in full force and effect, or comply with such Permits would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.

(b)The Company and its Subsidiaries have not, within the past three (3) years, received any written notice regarding any actual or alleged violations of Environmental Laws by the Company or any of its Subsidiaries, the subject of which is unresolved and which, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole. The Company has no ongoing material obligations or requirements resulting from any violation of Environmental Law by the Company or any of its Subsidiaries.

(c)No Action is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries pursuant to any Environmental Laws, which, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(d)Neither the Company nor any Subsidiary is subject to any material outstanding judgment, order, decree or injunction of any court or other Governmental Authority issued pursuant to any Environmental Laws.

Section 3.19 Affiliate Transactions. Except as set forth on Schedule 3.13a), Schedule 3.17a) or Schedule 3.19 in the Disclosure Schedule, no Affiliate of the Company or any of its Subsidiaries (excluding the Company and its Subsidiaries) is or has been during the past three (3) years a party to any agreement with the Company or any of its Subsidiaries. No Affiliate of the Company or any of its Subsidiaries (excluding the Company and its Subsidiaries) owns any material interest in or any material property (real, personal or mixed, tangible or intangible) of, the Company or any of its Subsidiaries (such agreements, “Affiliate Transactions”).

Section 3.20 Customers and Suppliers. Schedule 3.20 in the Disclosure Schedule sets forth a list of the Key Customers and Key Suppliers. Except as set forth on Schedule 3.20 in the Disclosure Schedule, since the date of the Most Recent Balance Sheet, no such Key Customer or Key Supplier has (i) terminated its relationship with the Company or any of its Subsidiaries or materially reduced or changed in any significant adverse manner the material terms on which such Key Customer or Key Supplier conducts business with the Company or any of its Subsidiaries, or (ii) notified the Company or its Subsidiaries that it intends to terminate its relationship, materially reduce its business with the Company or any of its Subsidiaries or change in any significant adverse manner the material terms on which such Key Customer or Key Supplier conducts business with the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries is involved in any material claim, dispute or controversy with any Key Customer or Key Supplier. No Key Customer or Key Supplier has threatened, whether in writing or otherwise, to take any of the actions described in this Section 3.20 as a result of the transactions contemplated by this Agreement.

Section 3.21 Inventory. Except for reserves set forth on the Most Recent Balance Sheet, the inventory of the Company and its Subsidiaries is in all material respects of good and merchantable material, of a quality and quantity usable or saleable in the ordinary course of business, fit for its intended purpose and not, in any material respect, adulterated, misbranded, mispackaged or mislabeled within the meaning of, or in violation of, any applicable Laws, and is carried on the books and records of the Company in all material respects in accordance with GAAP.

Section 3.22 Product Warranties; Recalls. During the past three (3) years, no claims of a customer, distributor, Governmental Authority or other Person based upon any alleged defects, nonconformance, impurity, contamination or misbranding of any Company Products have been asserted, or to the Knowledge of the Company, threatened or anticipated which remain unresolved, in each case, other than warranty claims in the ordinary course of business none of which are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. During the past three (3) years, there has not been any epidemic failures of any Company Product or product recall (whether voluntary, required by any Governmental Authority or agency or otherwise), voluntary withdrawal, post-sale warning or similar action conducted with respect to any Company Product. During the past three (3) years, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party, has made any investigation into or consideration of, or decision made by, the Company or any of its Subsidiaries concerning whether or not to undertake a product recall, voluntary withdrawal, post- sale warning or similar action with respect to any Company Products nor is there a basis for any such recall.

Section 3.23 Operations of Intermediate Holdings Companies. The Intermediate Holdings Companies have been formed for the purpose of investing and owning, directly or indirectly, the equity interests of Grakon Holdings LLC and engaging in financing transactions and have engaged in no business activity other than such investment and financing transactions and activities incidental thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As a material inducement to the Company to enter into and perform its obligations under this Agreement, Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01    Organization. Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, with full organizational power and authority to enter into this Agreement and perform its obligations hereunder.

Section 4.02    Authorization of Transaction; Binding Effect.

(a)Each of Parent and Merger Sub has full corporate or other organizational power and authority to carry on its respective business as is presently conducted, to execute and deliver this Agreement and the other documents contemplated hereby to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the other documents contemplated hereby to which it is a party, the performance by each of Parent and Merger Sub of its respective obligations hereunder and thereunder and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other organizational action.

(b)This Agreement and the other documents contemplated hereby to which Parent or Merger Sub is a party have been or will be duly executed and delivered by Parent or Merger Sub, as applicable, and constitute, or when executed and delivered will constitute, the valid and legally binding obligation of Parent or Merger Sub, as applicable, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity).

Section 4.03 Noncontravention. Neither the execution, delivery or performance of this Agreement, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, will (i) violate any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming compliance by the Company with Section 3.03, violate any Law or other restriction of any Governmental Authority to which Parent or Merger Sub is subject or (iii) with or without notice, lapse of time or both, conflict with, result in a breach or violation of, constitute a default under, result in the termination (or right of termination), cancellation, creation or acceleration of any rights under, or require any consent or notice under, any contract to which Parent or Merger Sub is a party or by which either of their assets are bound. Except for the applicable requirements of the HSR Act, filings required by the applicable requirements of the Securities Act, the Exchange Act and state securities laws, and the filing of the Certificate of Merger, neither the execution, delivery or performance of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, will require any consent or approval of or notice to any Governmental Authority, except for consents, approvals or notices the failure of which to obtain or provide would not, individually or in the aggregate, prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby.

Section 4.04 Broker’s Fees. Neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company Stockholder Parties could become liable or obligated.

Section 4.05    Financing.

(a)Parent has received and delivered to the Company a true, correct and complete copy of the debt commitment letter addressed to Parent dated as of the date of this Agreement from Bank of America, N.A. and Wells Fargo Bank, National Association (as the same may be amended or replaced and including any executed commitment letter (or similar agreement) for any alternative financing, the “Debt Commitment Letter”) pursuant to which, and subject to the terms and conditions thereof, the lenders party thereto have committed to provide or cause to be provided debt financing as described therein (the “Debt Financing”).

(b)As of the date hereof, each of the Debt Commitment Letter and the Fee Letters is a legal, valid and binding obligation of the Parent and, to the knowledge of Parent, the other parties thereto, subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding at law or in equity. As of the date hereof, each of the Debt Commitment Letter and the Fee Letters is in full force and effect and has not been amended, modified, withdrawn, terminated or rescinded in any respect.

(c)The aggregate net proceeds contemplated by the Debt Commitment Letter, together with other cash and cash equivalents available to Parent and its Affiliates, will in the aggregate be sufficient for Parent to satisfy the obligation to pay the Merger Consideration, the Adjustment Escrow Amount, and any amounts payable by Parent and pursuant to Section 2.02 and Section 2.05 and all of Parent’s and Merger Sub’s related fees and expenses, in each case in accordance with the terms hereof (such amounts, collectively, the “Required Amounts”). The obligations of the Debt Financing Sources to fund the commitments under the Debt Commitment Letter are not subject to any conditions precedent or other contingencies except as set forth in the Debt Commitment Letter and customary fee letters (the “Fee Letters”), true, correct and complete copies of which have been provided to the Company, and with respect to such fee letters, with only the amount of fees and other economic terms therein which do not affect the conditionality, availability or the amount of the Debt Financing redacted. As of the date hereof, Parent has no reason to believe that it will be unable to satisfy any term or condition to be satisfied by it as a condition to the availability of the Debt Financing contained in the Debt Commitment Letter or that the Debt Financing Sources will not perform their respective funding obligations under the Debt Commitment Letter in accordance with its terms and conditions. There are no other side agreements, arrangements, commitments or understandings that would
(A)    reduce the amount of the Debt Financing that will be available on the Closing Date, or (B) impose new or additional conditions or other contingencies to funding of the full amount of the Debt Financing on the Closing Date, in each case except as explicitly set forth in the Debt Commitment Letter. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or failure to satisfy a condition on the part of Parent (or to Parent’s knowledge, any other party thereto) under the Debt Commitment Letter or the Fee Letters.

(d)In no event shall the receipt by, or the availability of any funds or financing to, the Company or its Subsidiaries or Parent or any of its Affiliates or any other financing be a condition to Parent’s or Merger Sub’s obligation to consummate the transactions contemplated hereunder.

Section 4.06 Litigation. There are no Actions pending or, to the Knowledge of Parent, threatened against or affecting Parent or Merger Sub before or by any Governmental Authority, which could adversely affect Parent’s or Merger Sub’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

Section 4.07 Solvency. Assuming the Company and each of its Subsidiaries is Solvent as of immediately prior to the Closing and assuming satisfaction of the conditions in Section 7.01 and the accuracy as of the Effective Time of all of the representations of and warranties of the Company in this Agreement to the extent that any such inaccuracy would render the Company and its Subsidiaries not Solvent as of immediately prior to the Effective Time, and immediately after giving effect to all of the transactions contemplated by this Agreement, the Company and its Subsidiaries, on a consolidated basis, will be Solvent at and immediately after the Effective Time. For purposes of the foregoing, “Solvent,” with respect to the Company or any Subsidiary, means, with respect to a particular date, (a) the amount of the “present fair saleable value” of the assets of the Company or such Subsidiary will, as of such date, exceed the amount of all “liabilities” of the Company or such Subsidiary, “contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of the Company or such Subsidiary will, as of such date, be greater than the amount that will be required to pay the liability of the Company or such Subsidiary on its debts as its debts become absolute and matured, (c) the Company or such Subsidiary will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) the Company or such Subsidiary will be able to pay its debts as they mature. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.

Section 4.08 Investment Intent; Restricted Securities. Parent understands and acknowledges that (a) none of the Company Stock has been registered or qualified under the Securities Act, or under any securities laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (b) all of the Company Stock constitute “restricted securities” as defined in Rule 144 under the Securities Act, (c) none of the Company Stock is traded or tradable on any securities exchange or over-the-counter and (d) none of the Company Stock may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such Company Stock and qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Parent will not transfer or otherwise dispose any of the Company Stock acquired hereunder or any interest therein in any manner that may cause any Company Stockholder to be in violation of the Securities Act or any applicable state securities laws. Parent is an “accredited investor” as defined in Rule 501(a) of the Securities Act.

Section 4.09 Ownership of Merger Sub; No Prior Activities. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement. Except for obligations or liabilities incurred in connection with the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

ARTICLE V

PRE-CLOSING COVENANTS

Section 5.01    Operation of Business.

(a)From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01, except as set forth on Schedule 5.01a) in the Disclosure Schedule and except as may be approved in advance by Parent in writing (such approval, not to be unreasonably delayed, conditioned or withheld), or as is otherwise expressly permitted or required by this Agreement or required by applicable Laws, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course of business and substantially in the same manner as currently conducted, and use their commercially reasonable efforts to (A) preserve intact their business organization, assets and properties, (B) maintain existing relationships with commercial counterparties and Governmental Authorities, and (C) keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01, except as set forth on Schedule 5.01a) in the Disclosure Schedule and except as may be approved in advance by Parent in writing (such approval, not to be unreasonably delayed, conditioned or withheld), or as is otherwise expressly permitted or required by this Agreement or required by applicable Laws, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)    amend its certificate or articles of incorporation or formation, bylaws or limited liability company agreement (or equivalent Organizational Documents);

(ii)    split, combine or reclassify the capital stock or other equity interests of the Company or any of its Subsidiaries;

(iii)    redeem, purchase or otherwise acquire any outstanding shares of capital stock or other equity interests of the Company or any of its Subsidiaries or declare or pay any dividend or make any other distribution to any Person, other than cash dividends and distributions paid by the Company and its Subsidiaries;

(iv)    sell, transfer, assign, convey, lease, license, pledge, encumber or otherwise dispose of or subject to any Lien (other than Permitted Liens) any of its assets or properties, except for the sale, lease, transfer or disposition of inventory in the ordinary course of business consistent with past practice;

(v)    sell, assign, transfer, exclusively license, abandon or permit to lapse any material Company Intellectual Property, other than in the ordinary course of business consistent with past practice;

(vi)    waive any claims or rights in favor of the Company or any of its Subsidiaries, except for waivers granted in the ordinary course of business consistent with past practice which, in the aggregate, are not material;

(vii)    advance expenses to employees, directors, consultants and advisors and make prepayments to vendors, except, in each case, in the ordinary course of business consistent with past practice;

(viii)	acquire any direct or indirect fee interest in any real property;

(ix)    acquire all or substantially all of the assets or business of any Person (including by merger or consolidation or any other substantial acquisition), in each case other than acquisitions of inventory or equipment in the ordinary course of business consistent with past practice;

(x)    incur any Indebtedness in excess of $250,000 in the aggregate, except for borrowings under any revolving facility under the Credit Agreement (as in effect on the date hereof) in the ordinary course of business consistent with past practice and the accrual of interest on amounts outstanding;

(xi)    make any capital expenditures or commitments therefor in excess of the Company’s 2018 and anticipated 2019 capital budgets, which are set forth on Schedule 5.01(xi) in the Disclosure Schedule;

(xii)    change its accounting methodologies, practices, estimation techniques, assumptions and principles, except as required by Law or GAAP;

(xiii)    grant or pay any increase in the compensation of any of its directors, officers or employees, other than as required by Law, or pursuant to an existing contractual arrangement set forth in Schedule 5.01(a)(xiii) of the Disclosure Schedule and other than any bonus or similar payments the payment of which would be reflected in the determination of Company Transaction Expenses;

(xiv)    adopt, terminate, or materially amend or modify any Employee Benefit Plan for the benefit of any of its directors, officers or employees, other than as required by Law and other than any bonus or similar payments the payment of which would be reflected in the determination of Company Transaction Expenses;

(xv)    transfer, issue, sell, pledge, encumber or dispose of any securities, or other ownership interests in, the Company or any of its Subsidiaries (other than to the extent required under the Credit Agreement and the Loan Documents (as defined in the Credit Agreement)), or grant options, warrants or other rights to purchase or otherwise acquire securities of, or other ownership interests in, the Company or any of its Subsidiaries;

(xvi)    affirmatively and willingly terminate or amend in a manner adverse to the Company and its Subsidiaries, any Material Contract, or enter into any contract or agreement that would constitute a Material Contract if entered into prior to the date hereof;

(xvii)    make, change or revoke any material Tax election, change any material method of Tax accounting or Tax accounting period, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), file any amended material Tax Return, file any material Tax Return in a manner materially inconsistent with past practice, settle or compromise any material Tax proceeding, or surrender any right to claim a material Tax refund;
(xviii)    (A) alter the procedures of the Company with respect to the payment (or non-payment) of accounts payable or the collection of accounts receivable accelerating the collection of any accounts receivable, (B) materially delay or postpone any necessary, appropriate or otherwise scheduled repair or maintenance of any property of the Company or any of its Subsidiaries or (C) alter the practices of the Company and its Subsidiaries with respect to the purchase of inventory in any material respect;
(xix)    adopt or enter into a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(xx)    (A) settle or compromise any Action if (1) the amount payable by the Company or any of its Subsidiaries in connection therewith would exceed $150,000, (2) such settlement or compromise would be reasonably likely to materially affect the business of the Company or any of its Subsidiaries, (3) such settlement or compromise contemplates or involves any admission of wrongdoing or misconduct or provides for any relief or settlement other than the payment of money or (4) such Action relates to or is a result of entry into this Agreement or the transactions contemplated hereby or (B) commence any Action where the amount in dispute would reasonably be expected to exceed $150,000;

(xxi)	enter into or amend any Affiliate Transactions; or

(xxii)	enter into any agreement or commitment to do any of the
foregoing.

(b)	Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 5.02 Notices and Consents. Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, (i) give any required notices to third parties triggered as a result of this Agreement or the transactions contemplated hereby, and (ii) use commercially reasonable efforts to obtain any third party consents triggered as a result of this Agreement or the transactions contemplated hereby; provided, however, that nothing in this Section 5.02 or in Section 6.05 shall require the Company or its Subsidiaries or any Company Stockholder Party to (A) expend any money to obtain any such consent or to remedy any breach of any representation or warranty hereunder, (B) commence any Action or arbitration proceeding or (C) offer or grant any accommodation (financial or otherwise) to any third party.

Section 5.03 Access. From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01, the Company shall, and shall cause its Subsidiaries to, (a) permit representatives of Parent to have access at reasonable times during normal business hours, with reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, books, records, contracts and documents of the Company and its Subsidiaries and to the Chief Executive Officer, Chief Financial Officer, General Manager - BMAC and General Manager - Hamsar of the Company, and (b) furnish to Parent such information concerning the businesses, properties and personnel of the Company and its Subsidiaries as Parent shall reasonably request; provided, however, that the foregoing shall (i) not apply with respect to any information the disclosure of which would, based on the advice of the Company’s outside counsel, waive any privilege or breach any duty of confidentiality owed to any Person without the consent of the beneficiary thereof; (ii) not apply with respect to any document or information regarding the Company’s or any of its Subsidiaries’ entry into or conducting of a competitive sale process prior to the execution of this Agreement; (iii) not apply with respect to any investigation, sampling, or testing of any environmental media at any properties of the Company or its Subsidiaries; (iv) not apply to such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by the Company’s outside counsel, is reasonably expected to result in violations of applicable competition Law by the Company or any of its Subsidiaries and Parent or any of their respective Affiliates and (v) not apply with respect to any document or information the disclosure of which would be in violation of applicable Laws of any Governmental Authority (including the HSR Act) or the provisions of any agreement to which the Company or any of its Subsidiaries is a party. Parent shall comply with, and shall cause Parent’s representatives to comply with, all of their obligations under the Confidentiality Agreement, dated May 15, 2018, between the Company and Parent (the “Confidentiality Agreement”), with respect to the information disclosed pursuant to this Section 5.03, and such Confidentiality Agreement will remain in full force and effect.

Section 5.04 Contact with Business Relations. From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01, neither Parent and Merger Sub and their respective representatives may not, without the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned), contact or communicate with any of the customers or suppliers, employees (except for the Chief Executive Officer and Chief Financial Officer of the Company) or other business relations of the Company and its Subsidiaries in connection with the transactions contemplated hereby.

Section 5.05 Exclusivity. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 8.01, neither the Company nor the Representative shall, and shall cause their respective officers, directors, employees, agents, partners, controlled Affiliates and other representatives not to, take or permit any other Person on its behalf to take any action to initiate, knowingly encourage or engage in discussions or negotiations with, or provide any information to, any Person (other than Parent and Merger Sub and their respective representatives) concerning any liquidation, dissolution or recapitalization of the Company or any of its Subsidiaries, any purchase of the Company Stock, any merger involving the Company or any of its Subsidiaries, any sale of all or substantially all of the assets of the Company and its Subsidiaries, or other similar transaction involving the Company and its Subsidiaries (other than assets sold in the ordinary course of business). The Company and the Representative shall, and shall cause their respective officers, directors, employees, agents, partners, Affiliates and other representatives to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than the Parent and Merger Sub and their representatives) conducted heretofore with respect to any potential transaction. As soon as reasonably practicable after the date hereof, the Company shall instruct each Person (other than Parent and Merger Sub and their representatives) in possession of confidential information about the Company that was furnished pursuant to a confidentiality agreement within the prior twelve (12) months in connection with any actual or potential proposal by such Person to acquire the Company (or any portion thereof) to promptly return or destroy all such information pursuant to, and subject to, the terms of such confidentiality agreement.

Section 5.06    Regulatory Filings.

(a)Parent shall use best efforts to take or cause to be taken all actions and do or cause to be done all things that are necessary, proper or advisable to obtain all consents and approvals required by the HSR Act. The “best efforts” of Parent for purposes of this Section 5.06 shall include Parent’s agreement to hold separate and divest or license such portion of the business, or such businesses, products and/or assets, of Parent or its Affiliates, or give any other commitment, as may be necessary to obtain the agreement of any Governmental Authority not to seek an injunction against or otherwise oppose the transactions contemplated hereby, on such terms as may be required by such Governmental Authority; provided, that Parent shall not be required to take any such actions which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (as measured prior to the Effective Time). If suit or other action is threatened or instituted by any Governmental Authority or other Person challenging the validity or legality of, or seeking to restrain the consummation of, the transactions contemplated by this Agreement, Parent shall use best efforts to avoid, resist, resolve or, if necessary, defend such suit or action. Parent shall pay all filing fees and other charges for the filings and submissions by the Parties and their respective Affiliates required under the HSR Act.

(b)In furtherance of Section 5.06(a), Parent shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (ii) use best efforts to cause the waiting periods or other requirements under the HSR Act to terminate or expire at the earliest possible date (including with respect to filings under the HSR Act, seeking “early termination” of the waiting period under the HSR Act). Parent shall (A) allow the Representative to review and comment on any and all regulatory filings as contemplated by Section 5.06(a) or any requests or inquiries as contemplated in this Section 5.06(b) and consult the Representative prior to the submission of any and all of the foregoing (except that Parent shall be permitted to remove any commercially sensitive information before sharing with the Representative, or Parent’s legal counsel may share complete versions on a counsel-to-counsel basis with the Representative’s legal counsel); (B)

promptly notify the Representative of any written communication to Parent or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the Representative to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of the Representative in connection therewith); (C) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the Representative in advance and, to the extent appropriate or permitted by such Governmental Authority, gives the Representative the opportunity to attend and participate, or to designate a representative to attend and participate, thereat; (D) furnish the Representative with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any Governmental Authority or members of its staff on the other hand, with respect to this Agreement (except that Parent shall be permitted to remove any commercially sensitive information before sharing with the Representative, or Parent’s legal counsel may share complete versions on a counsel-to-counsel basis with the Representative’s legal counsel); (E) promptly provide the Representative with any information or documentation reasonably required by the Representative in order to prepare any filings required by the HSR Act or in order to respond to any inquiry from any Governmental Authority in relation to the HSR Act (except that Parent shall be permitted to remove any commercially sensitive information before sharing with the Representative, or Parent’s legal counsel may share complete versions on a counsel-to-counsel basis with the Representative’s legal counsel); and (F) promptly inform the Representative of any material developments and keep the Representative reasonably informed of the progress. In the event that any Governmental Authority issues, or threatens to issue, a Second Request for Information, or any Governmental Authority or other Person institutes, or threatens to institute, any suit or action challenging the validity or legality of, or seeking to restrain the consummation of, the transactions contemplated by this Agreement, then all costs and expenses (including legal fees and expenses) incurred by the Parties or their respective Affiliates in connection with such Second Request for Information (or similar request under any other antitrust or competition Law), suit or action shall be borne by Parent.

(c)The Company shall coordinate and cooperate with Parent in exchanging such information and providing such assistance as Parent may reasonably request in connection with all of the foregoing.

Section 5.07    Notification.

(a)    From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01, the Company shall disclose to Parent in writing (in the form of an updated Disclosure Schedule) if the Company becomes aware of any matter (i) heretofore existing which, if known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is otherwise necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby and (ii) hereafter arising which, if existing at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is otherwise necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby.

(b)    From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01, Parent shall disclose to the Company in writing any material variances from the representations and warranties contained in Article IV.

Section 5.08 280G Matters. Prior to the Closing Date, the Company shall solicit a vote by the Company Stockholders, intended to comply with Section 280G(b)(5)(B) of the Code, with respect to the right of any “disqualified individual” (as defined under Section 280G of the Code) to receive or retain any payments that would, in the absence of such stockholder approval, constitute excess parachute payments. Prior to soliciting such vote, the Company shall seek from each Person determined by the Company in good faith to be a disqualified individual a waiver that provides that no payments and/or benefits that would separately or in the aggregate constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (“Parachute Payments”) with respect to such disqualified individual shall, in the absence of stockholder approval obtained pursuant to the stockholder vote described in the immediately preceding sentence, be payable to or retained by such disqualified individual to the extent such Parachute Payments would not be deductible by the payor by reason of the application of Section 280G of the Code or would result in the imposition of the excise tax under Section 4999 of the Code on such disqualified individual. Notwithstanding the foregoing, to the extent that any contract, agreement, or plan is entered into by Parent, or any of its Affiliates and a disqualified individual in connection with the transactions contemplated by this Agreement before the Closing Date (the “Parent Arrangements”), the Parent shall provide a confidential copy of such contract, agreement or plan to the Company’s legal Representative at least ten (10) days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code. Any payments and benefits to be provided to any disqualifying individuals by Parent or its Affiliates that are timely provided to the Company in accordance with the previous sentence shall be taken into account for purposes of calculating Parachute Payments and for purposes of the Company’s compliance with this Agreement. All materials produced by the Company in connection with the implementation of this Section 5.08 shall be provided to Parent at least four (4) days in advance of distribution to the Company Stockholders, for Parent’s review and comment, and the Company shall consider any of Parent’s requested reasonable changes or comments in good faith.

Section 5.09    Debt Financing.

(a)    Subject to the terms and conditions of this Agreement, Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange and obtain the Debt Financing on or prior to the Closing Date to the extent necessary to satisfy the obligation to pay the Required Amounts, and will not, without the Company’s prior written consent, amend, modify, replace, terminate or agree to any waiver under the Debt Commitment Letter or Fee Letters if such amendment, modification, replacement, termination or waiver (i) reduces the aggregate cash amount of the Debt Financing to an amount that, together with other cash and cash equivalents available to Parent and its Affiliates, would be less than an amount that would be required to satisfy the obligation to pay the Required Amounts or (ii) changes the conditions to obtaining the Debt Financing or adds new or additional conditions precedent to obtaining the Debt Financing, if such change would reasonably be expected to materially delay, prevent or impede the consummation of the transactions contemplated hereby or materially adversely affect the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter or any other documentation relating to the Debt Financing, or make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing on the Closing Date) materially less likely to occur on the Closing Date; provided, however, that, notwithstanding the foregoing, Parent may (1) amend or replace the Debt Commitment Letter and any related fee letters to add lenders, arrangers, bookrunners, syndication agents, managers or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement, and (2) implement or exercise any “flex” provisions provided in any fee letter related to the Debt Commitment Letter as in effect on the date of this Agreement (including the Fee Letters) or as amended, modified, or replaced in accordance with this Section 5.09. In the event that new commitment letters are entered into in accordance with any amendment, modification or replacement of the Debt Commitment Letter pursuant to this Section 5.09, (x) such new commitment letters shall be deemed to be a “Debt Commitment Letter” for all purposes of this Agreement and references to the “Debt Financing” herein shall include and mean the financing contemplated by the Debt Commitment Letters as so amended, modified or replaced, as applicable and (y) Parent shall promptly deliver to the Company copies (which may be redacted in the manner described in Section 4.05) of such new commitment letters and any related fee letters. Parent shall furnish to the Company a copy (which may be redacted in the manner described in Section 4.05) of any amendment, modification, waiver or consent of or under the Debt Commitment Letter or the Fee Letters promptly following execution thereof.

(b)    Parent will use its reasonable best efforts, to the extent necessary to satisfy its obligation to pay the Required Amounts, to (i) maintain in effect the Debt Commitment Letter, (ii) satisfy (or, if deemed advisable by Parent, obtain the waiver of) on a timely basis all conditions to the Debt Financing that are within Parent’s control, including the payment of any commitment, arrangement, engagement or placement fees required to be paid as a condition to closing, (iii) negotiate and enter into and deliver definitive agreements with respect to the Debt Financing, and (iv) in the event that the conditions set forth in Article VII have been satisfied or waived or, upon funding, would be satisfied or waived, draw an amount of the Debt Financing which, together with other cash and cash equivalents available to Parent and its Affiliates, is sufficient to enable Parent to satisfy the obligation to pay the Required Amounts.

(c)    In addition to the requirements of Section 5.09(a) hereof, upon the request of the Company, Parent will keep the Company reasonably informed on a reasonably current basis of the status of Parent’s efforts to obtain the Debt Financing.

(d)    From and after the date hereof and prior to the Closing, the Company shall and shall cause its Subsidiaries (and shall use reasonable best efforts to cause its and its Subsidiaries’ officers, directors, employees, agents, advisors, and other representatives) to provide such assistance with the Debt Financing as is customary with financings of the type contemplated by the Debt Commitment Letter and reasonably requested by Parent, including using reasonable best efforts to (i) provide to Parent and its Affiliates and their Debt Financing Sources as promptly as practicable all financial information relating to the Company and its Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Parent and customary in connection with similar types of financings,
(ii) deliver to Parent and its Affiliates and their Debt Financing Sources as promptly as reasonably practicable of the documentation and other information requested by the Debt Financing Sources with respect to applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act (at least six days prior to the Closing Date, to the extent requested at least nine days prior to the Closing Date); (iii) facilitate the granting of guarantees in connection with the Debt Financing and (iv) assist Parent and its Affiliates in causing the conditions precedent set forth in the Debt Commitment Letter to be satisfied, solely to the extent satisfaction of such conditions is reasonably within the control of the Company, its Subsidiaries or their respective officers, directors, employees, agents, advisors, and other representatives.

(e)    From and after the date hereof and prior to the Closing, the Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries; provided, further, that Parent, the Debt Financing Sources and their respective Affiliates and officers, directors, employees, agents, advisors, and other representatives shall obtain no rights in such logos prior to the Closing. Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent (or its Affiliates), the Company agrees that Parent and its Affiliates may share customary projections with respect to the Company and its business with the Debt Financing Sources, and that Parent, its Affiliates and such Debt Financing Sources may share such information with potential Debt Financing Sources in connection with any marketing efforts in connection with the Debt Financing, provided that the recipients of such information agree to customary confidentiality arrangements.

(f)    Notwithstanding the requirements of Section 5.09(d) or any other provision herein to the contrary, (i) neither the Company nor any of its Affiliates or their respective officers, directors, employees, agents, advisors, and other representatives shall be required to enter into or approve any letter, certificate, document, agreement or instrument, in each case, that is not contingent upon the occurrence of the Closing Date or that will be effective prior to the Closing (other than customary representation letters and authorization letters) or approve or consent to resolutions or consents to approve or authorize the Debt Financing, (ii) nothing herein shall require cooperation contemplated thereby to the extent it would interfere unreasonably with the business or operations of the Company and its Subsidiaries, taken as a whole, or would cause a material breach or violation of any Law, (iii) prior to the Closing, the Company shall not be required to pay any fees or other amounts in connection with the Debt Financing, (iv) until the Closing occurs, none of the Company or any of its Subsidiaries shall have any liability or obligation under any agreement or document related to the Debt Financing (other than with respect to representations made in any customary representation letters and authorization letters made in connection therewith) and no such agreement or document (other than any such representation letters or authorization letters) shall become effective earlier than the Closing Date, (v) any cooperation pursuant to Section 5.09(d) shall not require the Company to waive or amend any terms of this Agreement, (vi) any cooperation or agreements pursuant to Section 5.09(d) shall not require the Company or any of its Subsidiaries to take any action that would conflict with any applicable Laws, the Organizational Documents of the Company or its

Subsidiaries or result in the contravention of, or would reasonably be expected to result in the violation or breach of, or default under, any material contract to which the Company or its Subsidiaries are a party, (vii) no officer, director or other representative of the Company or its Subsidiaries shall be required to deliver any certificate or opinion that such officer, director other representative reasonably believes, in good faith, contains any untrue certifications or opinions, as applicable, and (viii) neither the Company nor any of its Subsidiaries shall be required to provide any information the disclosure of which is prohibited or restricted under applicable Laws or is legally privileged.

(g)    Whether or not the Closing occurs, Parent will promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorney’s fees) incurred by the Company or any of its Subsidiaries (other than with respect to any costs associated with preparing quarterly and annual financial statements) in connection with the cooperation of the Company and its Subsidiaries contemplated by Section 5.09(d). Parent will indemnify and hold harmless the Company, its Subsidiaries and their respective officers, directors, employees, agents, advisors, and other representatives from and against any and all losses, damages, claims, costs or expenses (including reasonable and documented out-of-pocket attorneys’ fees) suffered or incurred by any of them in connection with the arrangement of the Debt Financing (including any action taken in accordance with Section 5.09(d)) and any assistance or activities in connection therewith, in each case other than to the extent any of the foregoing are ultimately determined to have arisen from the bad faith, gross negligence or willful misconduct of, or breach of this Agreement by, any such Person under applicable Law.

Section 5.10    Requisite Stockholder Approval; Stockholder Notice.

(a)Within five (5) days of the date hereof, the Company shall request a written confirmation, in a form reasonably acceptable to Parent, from each Company Stockholder confirming that it consents to, and agrees to waive, in accordance with Section 4(b) of the Stockholders Agreement, any dissenters, appraisal or similar rights in connection with, this Agreement and the transactions contemplated hereby (collectively, the “Stockholder Confirmations”). Until the Closing, the Company shall pursue the collection of the Stockholder Confirmations in good faith and shall deliver to Parent any Stockholder Confirmations received prior to the Closing; provided, however, that nothing in this Section 5.10(a) shall require the Company or its Subsidiaries to (x) expend any money (other than routine and immaterial administrative expenses) to obtain any such Stockholder Confirmations, (y) commence any Action or arbitration proceeding or (z) offer or grant any accommodation (financial or otherwise) to any third party. After the Closing, the Representative shall cooperate reasonably with Parent and the Company to obtain the Stockholder Confirmations that were not delivered prior to the Closing, if any.

(b)The Company shall prepare and mail, within five (5) days of the date hereof, a notice of action by written consent as required by Section 228(e) of the DGCL and the Company’s Organizational Documents to the holders of outstanding Company Stock.

ARTICLE VI ADDITIONAL AGREEMENTS
Section 6.01    Further Assurances.    In case at any time after the Closing any further
action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party.

Section 6.02 Press Releases. The Parties agree that no press release or other public announcement (including in any trade journal or other publication) of the transactions contemplated hereby shall be made without the prior written consent of both the Representative and Parent, unless required by Law in which case each of Parent and the Representative shall have the right to review and provide comments on such press release or announcement (and shall accept all reasonable comments thereto made by the other Party) prior to its issuance, distribution or publication.

Section 6.03 Parent Transaction Expenses. Without limitation on Section 5.06(b), Section 6.08(c) or Section 6.11, and subject to Section 6.10(e) Parent shall be solely responsible for payment of any fees and expenses incurred by or on behalf of it or its Affiliates in connection with the transactions contemplated hereby or otherwise required by applicable Law, including that Parent shall be solely responsible for any fees or expenses incurred by or at the direction of Parent or any of its Affiliates (including to the extent incurred by or at the direction of Parent or any of its Affiliates in connection with the transactions contemplated hereby, including the financing thereof, or otherwise for the purpose of obtaining any third party consents). This Section 6.03 shall not apply to Company Transaction Expenses, which shall be taken into account in the calculation of Merger Consideration and otherwise subject to Section 2.05.

Section 6.04 Confidentiality. Whether or not the transactions contemplated hereby are consummated, the Parties shall, and shall cause each of their respective Affiliates, advisors, agents and representatives to, keep confidential all information and materials regarding any other Party reasonably designated by such Party as confidential at the time of disclosure thereof (provided that this Section 6.04 shall not limit Parent’s obligations under the Confidentiality Agreement). Except for press releases and other public announcements permitted by the terms of Section 6.02, the Parties shall not, and each of them shall cause its respective Affiliates, advisors, representatives and agents not to, disclose the terms and provisions of this Agreement without the prior written consent of the other Party, except as required by Law or any Governmental Authority (subject to providing reasonable advance notice to the other Party to the extent permitted by Law and cooperate with the other Party for it to seek a protective order or other appropriate remedy). Notwithstanding the foregoing, the Company and its Affiliates (including Industrial Growth Partners IV, L.P. and its affiliated funds and investment vehicles) shall be permitted to disclose the terms and provisions of this Agreement to their respective existing and prospective investors provided they instruct such Persons to observe the confidentiality provisions of this Section 6.04. If the transactions contemplated hereby are not consummated, Parent shall, and shall cause each of its Affiliates, advisors, representatives and agents to, maintain the confidentiality of all non-public, proprietary information obtained during its or their due diligence review of the Company and its Subsidiaries, and shall return to the Company or destroy (and certify in writing to the Company such destruction) all documents received from the Company and all copies thereof containing any such information, in each case in accordance with the terms of the Confidentiality Agreement.

Section 6.05 Reasonable Best Efforts to Complete. Subject to the terms and conditions of this Agreement, including Section 5.03 and Section 5.06, each of the Parties shall cooperate fully with the other and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the transactions contemplated hereby.

Section 6.06    Employee Matters.

(a)For a period of at least six (6) months following the Closing, Parent shall, or shall cause the Company and its Subsidiaries to, provide those employees who are employed by the Company and its Subsidiaries on the Closing Date and who continue to be actively employed after the Closing Date (the “Continuing Employees”) with (i) a base salary or wage rate and target cash bonus opportunity that are, in the aggregate, no less favorable to those being provided to Continuing Employee immediately prior to the Closing, and (ii) other employee benefits, including severance compensation but excluding equity-based compensation, that are substantially similar in the aggregate to those being provided to such Continuing Employees immediately prior to the Closing, as disclosed on Schedule 3.17(a) in the Disclosure Schedule and provided to Parent in accordance with Section 3.17(a).

(b)Parent will indemnify the Company Stockholder Parties from and against any losses, liabilities and damages that may be incurred by them (i) under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance arising at or after the Closing which result from actions taken by Parent or any of its Affiliates on or following the Closing or (ii) with respect to any obligation to provide notice, payment or any other benefit as a result of or arising out of any termination of employment of any employee of the Company or its Subsidiaries at or after the Closing, provided, with respect to the foregoing clauses (i) and (ii) of this Section 6.06(b), such indemnification will not be provided unless the Company provides Parent with a list by date and location of all employees terminated by the Company or its Subsidiaries in the 90-day period prior to the Closing or such other applicable look-back period as is required to comply with such applicable similar foreign, state or local law, regulation or ordinance described in clause (i) of this Section 6.06(b).

(c)Parent and the Company and their respective Affiliates shall use reasonable efforts to cooperate with each other to effectuate the provisions set forth in this Section 6.06, including by using reasonable efforts to cooperate to (i) exchange information related to Continuing Employees and their dependents and beneficiaries, including employment records and benefits information and (ii) transfer the participation of Continuing Employees from Company benefit plans to any benefit plan sponsored or maintained by Parent or any of its Affiliates in which such Continuing Employees are eligible to participate on or following the Closing Date where applicable. Parent and the Company and their respective Affiliates shall mutually agree, in good faith, to reasonable processes, procedures and/or documentation relating to any material employee communications following the date hereof in relation to the transactions contemplated hereby, including matters addressed in this Section 6.06.

(d)Without limiting the generality of Section 9.03, the provisions of this Section 6.06 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or other service provider, or any other individual associated therewith, shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Employee Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) to amend, modify or terminate any Employee Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Closing, the Company and its Subsidiaries), or constitute or create an employment agreement with any employee.

Section 6.07 Provision Respecting Representation of the Company. Each of Parent and Merger Sub acknowledges, on its own behalf and on behalf of the Parent Parties (including the Company and its Subsidiaries following the Closing), that Kirkland & Ellis LLP may serve as counsel to the Company and its Subsidiaries and the Company Stockholder Parties in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to the Company Stockholder Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such prior representation of the Company and its Subsidiaries, and each of Parent and Merger Sub, on its own behalf and on behalf of the Parent Parties (including the Company and its Subsidiaries following the Closing) hereby consents thereto and waives any conflict of interest arising therefrom. Each of Parent and Merger Sub, on its own behalf and on behalf of the Parent Parties (including the Company and its Subsidiaries following the Closing) hereby irrevocably acknowledges and agrees that all communications prior to the Closing between the Company, the Company’s Subsidiaries and/or the Company Stockholder Parties, on the one hand, and their external legal counsel, including Kirkland & Ellis LLP, on the other hand, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications between the Company, the Company’s Subsidiaries and the Company Stockholder Parties and such counsel (collectively, the “Privileged Communications”) and belong solely to the Representative and its Affiliates, and from and after the Closing none of the Parent Parties (including the Company and its Subsidiaries) shall have access to or will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through any other means. To the extent that files in respect of any Privileged Communications constitute property of the Company, only the Representative and its Affiliates shall hold such property rights. As to any such Privileged

Communications prior to the Closing Date, Parent and Merger Sub, on its own behalf and on behalf of the Parent Parties (including the Company and its Subsidiaries), further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Parties after the Closing.

Section 6.08    Directors’ and Officers’ Indemnification.

(a)From and after the Closing, Parent shall not, and shall cause each of its Subsidiaries and Affiliates (including the Company and its Subsidiaries) not to, amend, repeal or otherwise modify the indemnification provisions of the certificate of incorporation, bylaws, limited liability company agreement or other similar governing documents of the Company or any of its Subsidiaries as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers, managers, employees or holders of equity interests of the Company or any of its Subsidiaries.

(b)In addition to the other rights provided for in this Section 6.08, and not in limitation thereof, from and after the Closing, the Surviving Corporation and its Subsidiaries (each, a “D&O Indemnifying Party”) shall, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and release from any liability to Parent or the Company or any of its Subsidiaries), current and former managers, directors and officers of the Company and its Subsidiaries, determined as of immediately prior to the Closing (each, a “D&O Indemnitee”), against all D&O Expenses (as defined below), losses, liabilities, claims, damages, judgments or amounts paid in settlement (collectively, “D&O Costs”) in respect of any threatened, pending or completed claim or Action, whether criminal, civil, administrative or investigative, based on, arising out of or relating to the fact that such Person is or was a manager, director or officer of the Company or any of its Subsidiaries and arising out of acts or omissions occurring at or prior to the Closing (a “D&O Indemnifiable Claim”) and (ii) advance to such D&O Indemnitees all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to such indemnification under applicable Law. Any D&O Indemnifiable Claim shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this Section 6.08(b), “D&O Expenses” means attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any D&O Indemnifiable Claim, but shall exclude losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

(c)At the Closing, Parent shall, or shall cause the Company to, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming all Persons who were directors or officers of the Company and its Subsidiaries prior to the Closing as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date (the “D&O Tail”); provided, that the Company shall not pay an aggregate amount for such insurance policy in excess of three hundred percent (300%) of the annual premiums paid as of the date hereof by the or on behalf of the Company for the current policies of directors’ and officers’ liability insurance maintained by or on behalf of the Company as of the date hereof (such amount, the “Premium Cap”). If such premiums for such D&O Tail would require an expenditure that exceeds the Premium Cap, then the Parent or the Surviving Corporation may obtain, in satisfaction of the foregoing, a policy with the greatest coverage available for a cost not exceeding such amount. Parent shall not, and shall cause the Company and its Subsidiaries not to, cancel or change such insurance policies in any respect.

(d)In the event Parent, the Company, any of the Company’s Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Parent shall make proper provision so that the successors and assigns of Parent or the Company or such Subsidiary, as the case may be, shall assume the obligations set forth in this Section 6.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.08 is not prior to, or in substitution for, any such claims under any such policies. The provisions of this Section 6.08 shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 6.08 applies without the consent of such affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees to whom this Section 6.08 applies shall be third- party beneficiaries of this Section 6.08, each of whom may enforce the provisions of this Section 6.08)

Section 6.09 Post-Closing Record Retention and Access. From and after the Closing, Parent shall provide the Representative and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, upon reasonable advanced notice, to any books and records and other materials in the possession of the Company or its Subsidiaries in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby or relating to periods or occurrences prior to or on the Closing Date (including the preparation of financial statements including for periods ending on or prior to the Closing Date, and the management and handling of any Action), or compliance with the rules and regulations of the Internal Revenue Service, the Securities and Exchange Commission or any other Governmental Authority. Parent’s obligations with respect to such books and records shall include maintaining, for at least the retention period specified in this Section 6.09, computer systems permitting access to any such books and records which are stored in electronic form in a fashion which is not less efficient than current access methods. Unless otherwise consented to in writing by the Representative, Parent shall not and shall cause the Company and its Subsidiaries not to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any books and records of the Company and its

Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date without first offering to surrender to the Representative such books and records and materials or such portions thereof.

Section 6.10    Certain Tax Matters

(a)Cooperation on Tax Matters. Parent and the Representative shall provide reasonable cooperation, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include cooperating in order to retain and provide records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b)No Section 338 or 336 Election. Parent will not, and will not permit the Company or any of its Subsidiaries to, make any election under Section 338 or 336 of the Code (or any similar provision of applicable Law) with respect to the transactions contemplated by this Agreement.

(c)Intermediary Transaction Tax Shelter. Neither Parent nor the Representative shall take (or cause their respective Affiliates to take) any action with respect to the Company or any of its Subsidiaries that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(d)Intercompany Transactions. Without the prior written consent of the Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall not engage in any intercompany transaction outside the ordinary course of business that would or reasonably could be expected to result in any material Taxes for which the Company or any of its Subsidiaries would be liable (other than any Taxes included in the calculation of the Tax Liability Amount) for any taxable period (or portion thereof).

(e)Public Notice 7. The Representative (on behalf of the Company Stockholders) shall make (or cause to be made) any relevant disclosure with the relevant taxing authority or authorities of the PRC under Public Notice 7 in connection with the Merger no later than thirty (30) days from the date when this Agreement is signed (a “Public Notice 7 Filing”); provided, that the Representative shall provide Parent with drafts of any documentation to be submitted (including any documentation to be submitted supplementally) in connection with any such Public Notice 7 Filing (the “Public Notice 7 Filing Documents”) at least twelve (12) days prior to the submission of the relevant Public Notice 7 Filing Documents to the relevant taxing authority or authorities and shall in good faith take into account and not unreasonably fail to reflect Parent’s reasonable comments with respect to the Public Notice 7 Filing Documents that are provided to the Representative in writing no more than six (6) days after the date such Public Notice 7 Filing Documents are provided to Parent. In connection with any Public Notice 7 Filing, the Representative shall provide Parent with reasonable evidence that such Public Notice 7 Filing has been duly made as soon as reasonably practicable after making such filing and shall provide Parent with copies of any Public Notice 7 Filing Documents actually filed with (or written correspondence received from) any PRC authority as soon as reasonably practicable. The Representative shall have sole responsibility to communicate with the relevant taxing authority or authorities of the PRC in connection with the Public Notice 7 Filing relating to the transactions contemplated by this Agreement (including with respect to any information requests, claims, assessments, audits, litigation, proceedings, or similar events with respect to the transactions contemplated by this Agreement, and with respect to the negotiation and settlement of the amount of any Tax assessed and/or determined by the relevant taxing authority of the PRC under Public Notice 7 but, for the absence of doubt, the Representative shall not be entitled to bind Parent, the Company or any of their respective Subsidiaries or Affiliates; provided that the Representative shall provide Parent notice of any formally scheduled meeting with the relevant taxing authority of the PRC relating to any Public Notice 7 Filing as soon as reasonably practicable in advance thereof and use commercially reasonable efforts to include Parent (or its advisors)in any meeting that is or is not formally scheduled and Parent shall be entitled to jointly participate in any communication or meeting with the relevant taxing authority of the PRC relating to any Public Notice 7 Filing. In the event any relevant taxing authority of the PRC makes a formal determination or assessment that the Merger is taxable under Public Notice 7, the Representative shall prepare the relevant Tax Returns and shall promptly (and in any event within the period prescribed by applicable Law) pay the applicable Tax so determined or assessed under Public Notice 7, provided, however, that if the Representative is permitted by applicable Law to appeal such determination or assessment without paying the applicable Tax and the Representative in good faith appeals such determination or assessment, the Representative shall not be required to pay such Tax unless and until a final, non-appealable determination or assessment has been made by the applicable taxing authority of the PRC. The Representative shall provide Parent with copies of any applicable Tax payment certificates bearing the confirmation of the relevant taxing authority of the PRC making the assessment. Each of Parent and the Representative shall provide to the other Party such assistance and information as is reasonably required by the Representative or Parent, respectively, in relation to any Public Notice 7 matters with respect to this Agreement. For purposes of this Agreement, any determination or assessment made by the relevant taxing authority of the PRC includes any formal determination or assessment, in written or oral form. Except as otherwise provided above in this Section 6.10(e), each of Parent and the Representative shall bear its own expenses in relation to the matters covered by this Section 6.10(e).

Section 6.11 Transfer Taxes. One half of all sales and transfer Taxes, real property Taxes, transfer Taxes, stamp duties, recording charges and similar taxes, fees or charges imposed as a result of the transactions contemplated by this Agreement (including the Merger and the cancellation or conversion of Company Stock pursuant to Section 2.03(a)) (collectively, the “Transfer Taxes,” it being agreed and understood that such term shall not include any Tax determined or assessed under Public Notice 7 or any Tax based on income or gains, in each case, as a result of the transactions contemplated by this Agreement), together with any interest, penalties or additions to such Transfer Taxes, shall be paid by Parent, and one half of all such Transfer Taxes, together with any interest, penalties or additions to such Transfer Taxes, shall be paid by the Representative. The Representative and Parent shall reasonably cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Transfer Taxes payable in connection herewith.
Section 6.12 Additional Agreements of Parent and Merger Sub. Each of Parent and Merger Sub acknowledges that in making its determination to proceed with the transactions contemplated by this Agreement it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries, and each of Parent and Merger Sub has relied solely on the results of its own independent investigation and the representations and warranties of expressly and specifically set forth in Article III, as qualified by the Disclosure Schedule. Such representations and warranties by the Company expressly and specifically set forth in Article III, as qualified by the Disclosure Schedule, constitute the sole and exclusive representations and warranties of or regarding the Company and its Subsidiaries to Parent or Merger Sub in connection with the transactions contemplated hereby, and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including in respect of any of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries or in respect of the accuracy or completeness of any information regarding the Company or any of its Subsidiaries furnished or made available to Parent, Merger Sub and their respective representatives) are specifically disclaimed by the Company and its Subsidiaries. In connection with Parent’s and Merger Sub’s investigation of the Company and its Subsidiaries, each of Parent and Merger Sub has received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that such Person is familiar with such uncertainties and that such Person is taking full responsibility for making its own evaluation of, and expressly disclaims reliance upon, the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, each of Parent and Merger Sub hereby acknowledges that none of the Company, its Subsidiaries, or any of their respective direct or indirect Affiliates or representatives (or any of their directors, officers, employees, members, managers, partners or agents) is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. For the avoidance of doubt, the foregoing provisions of this Section 6.12 will not in any manner be deemed to be a waiver of claims for a Party’s Fraud.

Section 6.13 Settlement Agreement Payments. Parent acknowledges and agrees that the Representative (for the benefit of the Company Stockholders) shall retain all rights to any Settlement Amount after the Closing pursuant to the Minutes of Settlement and Release in respect of Court File No. C-1325-17, dated August 17, 2018, among 2509024 Ontario Limited, Kellsquared Inc., F&V Kelly Family Trust (2013), Fred Kelly, Vida Kelly and Grakon Hamsar Holdings Ltd. (the “Settlement Agreement”). So long as any portion of the Settlement Amounts is outstanding, Parent shall not, and shall cause its Subsidiaries (including the Company and its Subsidiaries) to not, take any action (or fail to take any action) which would be reasonably likely to cause any portion of the Settlement Amounts to fail to be repaid to the Company and its Subsidiaries (for the benefit of the Representative and the Company Stockholders) without first obtaining the written consent of the Representative. If, at any time after the Closing, Parent, the Company or any of the Company’s Subsidiaries or any of their respective Affiliates receives any portion of the Settlement Amount, Parent shall cause any such amount received to be paid to the Representative (on behalf of the Company Stockholders) by wire transfer of immediately available funds within five (5) Business Days of the receipt thereof. The “Settlement Amount” shall mean the amount received by the Company or any of its Subsidiaries or Affiliates pursuant to the Settlement Agreement minus any Taxes or out-of-pocket fees and expenses incurred by the Company or any of its Subsidiaries in connection with the Settlement Agreement that is payable by the Company or any of its Subsidiaries after the Closing.

Section 6.14 Non-Solicitation. For a period of eighteen (18) months following the Effective Time, the Representative shall not, and shall cause its controlled Affiliates not to, without the prior written consent of Parent, directly or indirectly, (a) solicit for employment or employ any current or former employees of the Company and its Subsidiaries set forth on Schedule 6.14 in the Disclosure Schedule or (b) knowingly solicit for employment or employ any other current or former management-level employees of the Company and its Subsidiaries; provided, however, this Section 6.14 shall not prohibit (i) general solicitations for employment, including by means of advertisements, public notices, search firms or internal or external websites or job search engines, in each case, not specifically targeted at the Company or its employees, or employing any person responding to such general solicitations or (ii) solicitation or employment of any person whose employment with the Company or its Subsidiaries terminated at least six (6) months prior to the contemplated solicitation or employment.

Section 6.15 Termination of Affiliate Transactions. Effective upon the Closing, the Company shall terminate, or cause to be terminated, all agreements set forth on Schedule 3.19 in the Disclosure Schedule, in each case without continuing liability of the Company or any of its Subsidiaries from and after the Effective Time.
ARTICLE VII CONDITIONS
Section 7.01    Conditions to Obligation of Parent and Merger Sub. The obligation of
Parent and Merger Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions as of the Closing:

(a)Representations and Warranties. (i) The Company Fundamental Representations shall be true and correct as of the date hereof and at and as of the Closing as though made at and as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), in each case except for exceptions that are not material and (ii) all other representations and warranties made by the Company in Article III shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein, except for the terms “Material Adverse Effect” as used in Section 3.07 and “Material Contract” as used in Section 3.13) as of the date hereof and as of the Closing as though such representation or warranty were made at and as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), in each case except, in the case of this clause (ii), where the failure of any such representation or warranty to be true and correct would not have, individually or in the aggregate, a Material Adverse Effect.

(b)Performance of Covenants. The Company shall have performed and complied in all material respects with all of its covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing Date; provided, that performance and compliance with Section 5.09(g) shall only be a condition to the obligation of Parent and Merger Sub to consummate the transactions to be performed by it in connection with the Closing to the extent that a breach thereof is a proximate cause of the failure by Parent, Merger Sub, the Company or any of their respective Subsidiaries to obtain the Debt Financing.

(c)No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d)Absence of Illegality. As of the Closing, there shall not be any injunction, writ or temporary restraining order or any other order of any nature issued by a court or Governmental Authority of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated substantially as herein provided.

(e)Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained and delivered to Parent no later than 24 hours following the execution of this Agreement.

(f)Certificates. The Company shall have delivered to Parent and Merger Sub each of the following:

(i)    a certificate of the Company, executed on its behalf by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in Sections 7.01a)-(c) have been satisfied;

(ii)    a certificate, dated as of the Closing Date, stating under penalties of perjury that the Company is not and has not been a “United States real property holding corporation” (within the meaning of Section 897(c) of the Code) and a notice to be delivered promptly to the Internal Revenue Service, along with a copy of such certificate, in accordance with Treasury Regulations Section 1.897-2(h)(2);

(iii)    certified copies of (A) the resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby and (B) the Requisite Stockholder Approval; and

(iv)    a copy of the Escrow Agreement, duly executed by the Representative and the Escrow Agent.

(g)HSR Act. The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated or the consents, authorizations, orders and approvals under the HSR Act.

Parent and Merger Sub may waive any condition specified in this Section 7.01 if Parent executes a writing so stating at or prior to the Closing. In addition, any condition specified in Sections 7.01a)-(g) that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by Parent and Merger Sub if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

Section 7.02 Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions as of the Closing:

(a)Representations and Warranties. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct as of the date hereof and at and as of the Closing as though such representation or warranty were made at and as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), in each case except where the failure of any such representation or warranty to be true and correct would not have, individually or in the aggregate, a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b)Performance of Covenants. Each of Parent and Merger Sub shall have performed and complied in all material respects with all of its covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing Date.

(c)Absence of Illegality. As of the Closing, there shall not be any injunction, writ or temporary restraining order or any other order of any nature issued by a court or Governmental Authority of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated substantially as herein provided.

(d)Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(e)	Certificates. Parent shall have delivered to the Company each of the following:

(i)	a certificate of each of Parent and Merger Sub, executed on its behalf by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in Section 7.02(a)-(b) have been satisfied;

(ii)    certified copies of (A) the resolutions duly adopted by Parent’s and Merger Sub’s boards of directors (or equivalent governing bodies) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby and (B) the resolutions by Parent approving this Agreement and the Merger as the sole stockholder of Merger Sub; and

(iii)	a copy of the Escrow Agreement, duly executed by Parent and the
Escrow Agent.

(f)HSR Act. The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated or the consents, authorizations, orders and approvals under the HSR Act shall have otherwise been obtained.

The Company may waive any condition specified in this Section 7.02 if it executes a writing so stating at or prior to the Closing. In addition, any condition specified in Section 7.02(a)-(f) that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by the Company if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

ARTICLE VIII TERMINATION; EFFECT OF TERMINATION
Section 8.01    Termination. This Agreement may be terminated as provided below:

(a)	by mutual written consent of the Company and Parent;

(b)by either the Company or Parent if there has been a material breach or failure to perform on the part of the other Party of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would reasonably be expected to cause the conditions set forth in Section 7.01(a) or (b), or Section 7.02(a) or Section 7.02(b), as applicable, to not (in the absence of a waiver) be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by such other Party of written notice of such breach or failure from the terminating Party or its Affiliates (it being understood and hereby agreed that neither Party may terminate this Agreement pursuant to this Section 8.01(b) if such breach or failure is cured within such twenty (20) Business Day period); provided that the failure by Parent to deliver the Merger Consideration and the Adjustment Escrow Amount as and when required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Representative;

(c)by either the Company or Parent if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transaction contemplated by this Agreement (provided that the Party seeking to terminate this Agreement pursuant to this Section 8.01(c) and its Affiliates shall have complied with its obligations under Section 5.06 and Section 6.05); or

(d)by either the Company or Parent if the transactions contemplated hereby have not been consummated prior to November 20, 2018 (the “Outside Date”); provided that neither the Company nor Parent shall be entitled to terminate this Agreement pursuant to this Section 8.01(d) if such Person’s or its Affiliate’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

Section 8.02 Effect of Termination. Except for the provisions of Section 6.02 (Press Releases), Section 6.03 (Parent Transaction Expenses) and Section 6.04 (Confidentiality) and Article IX (Miscellaneous), which shall survive any termination of this Agreement, in the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to the other Parties or their members, stockholders, managers or directors or officers in respect thereof; provided, however, that no such termination shall relieve any Party of any liability for any willful and deliberate breach of this Agreement.

ARTICLE IX MISCELLANEOUS
Section 9.01    Survival. None of the representations and warranties in this Agreement, including any rights arising out of any breach of such representations and warranties shall survive the Closing (and there shall be no liability after the Closing in respect thereof); provided that this sentence shall not prejudice or limit any claim for Fraud. The covenants and agreements herein requiring performance after the Closing shall survive in accordance with their respective terms, and nothing in this Section 9.01 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement.

Section 9.02    Certain Waivers.

(a)Subject to Section 9.01, each of Parent and Merger Sub, for itself and on behalf of the other Parent Parties (including, after the Closing, the Company and its Subsidiaries), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any Company Stockholder Party relating to the operation of the Company or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement or the Disclosure Schedule or the transactions contemplated hereby, whether arising under, or based upon, any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law, and including with respect to any matter arising under the Comprehensive Environmental Response Compensation and Liability Act or any other Environmental Law) are hereby irrevocably waived. Furthermore, subject to Section 9.01, without limiting the generality of this Section 9.02, no claim shall be brought or maintained by, or on behalf of, Parent, Merger Sub or any other Parent Party (including, after the Closing, the Company or its Subsidiaries) against any Company Stockholder Party, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion, agreement or other document of the Company or any other Person delivered hereunder, the subject matter of this Agreement or the disclosure schedules to this Agreement or the transactions contemplated hereby, the business or the ownership, operation, management, use or control of the business of any of the Company or its Subsidiaries, any of their assets, or any actions or omissions at, or prior to, the Closing; provided that this Section 9.02 shall not prejudice or limit any claim for Fraud.

(b)Each of Parent and Merger Sub acknowledges and agrees that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements set forth in this Section 9.02, the Company would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.

Section 9.03 No Third Party Beneficiaries. Except as set forth in Section 2.08 (RWI Policy), Section 6.08 (Directors’ and Officers’ Indemnification) Section 9.04(b) (Remedies), and Section 9.19 (Debt Financing Sources), this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
Section 9.04    Remedies.

(a)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, including the right of the Company and/or the Representative to cause Parent and Merger Sub to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Laws and to thereafter cause this Agreement and the transactions contemplated hereby to be consummated on the terms and subject to the conditions set forth in this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement. Each of the Parties hereby waives
(i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any Party brings any Action to enforce specifically the performance of the terms and provisions of this Agreement by the other Party, the Outside Date shall automatically be extended for so long as the Party bringing such Action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement. In the event of any claim under this Agreement, the prevailing Party shall be entitled to, and the non-prevailing Party shall pay to the prevailing Party, the costs and expenses (including the reasonable fees and expenses of legal counsel) incurred by the prevailing Party in connection with enforcing its rights or defending claims hereunder.

(b)All rights, claims and causes of action that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the Parties. No Person who is not a Party, including any current, former or future representative or Affiliate of any Party, or any current, former or future representative or Affiliate of any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. The Parties agree that the Nonparty Affiliates shall be third party beneficiaries of this Section 9.04(b).

Section 9.05 Entire Agreement. This Agreement, including the Disclosure Schedule, the exhibits hereto, the Confidentiality Agreement and the other documents referred to herein constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

Section 9.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights or interests or delegate any of its obligations hereunder without the prior written approval of the other Party; provided that Parent may (i) assign any or all of its respective rights and interests hereunder to one or more of its Affiliates or to any lender providing financing for the transactions contemplated hereby and (ii) designate one or more of its Affiliates to perform its respective obligations hereunder; provided, however, in either case of clause (i) or (ii), Parent shall remain responsible for the performance of all of its respective obligations hereunder.

Section 9.07 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 9.08 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.09 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or by electronic mail transmission against electronic mail confirmation or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the Parties at the following addresses or facsimile numbers:
If to the Representative or prior to the Closing, to the Company, then to: c/o Industrial Growth Partners
101 Mission Street, Suite 1500 San Francisco, CA 94105 Attention: Jeffrey M. Webb Fax: (415) 882-4551
Email: jmw@igpequity.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
333 South Hope Street, 29th Floor Los Angeles, CA 90071 Attention: Hamed Meshki, P.C. Fax: (213) 808-8145
Email: hamed.meshki@kirkland.com
If to Parent or Merger Sub, or after the Closing, to the Company, then to:

Methode Electronics, Inc. 7401 W Wilson Ave.
Chicago, IL 60706
Attention: Mark R. Shermetaro Email: mshermetaro@methode.com with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 W 52nd St.
New York, NY 10019 Attention: Trevor S. Norwitz Fax: (212) 403-2333
Email: TSNorwitz@wlrk.com

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.09 or by facsimile transmission to the facsimile number as provided in this Section 9.09 or by electronic mail transmission to the electronic mail address as provided in this Section 9.09, be deemed given on the day so delivered if delivered before 5:00 p.m. Pacific Time on a Business Day, and otherwise on the next following Business Day,
(b) if delivered by mail in the manner described above to the address as provided in this Section 9.09, be deemed given on the earlier of the third Business Day following mailing or upon actual receipt, and (c) if delivered by overnight courier to the address as provided in this Section 9.09, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon actual receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.09. Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties.

Section 9.10 Governing Law and Jurisdiction. Except as set forth in Section 9.19, this Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Except as set forth in Section 9.19, each Party irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware and the Court of Chancery of Delaware in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Except as set forth in Section 9.19, each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or the Court of Chancery of Delaware in the State of Delaware. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 9.10. Each Party irrevocably and unconditionally waives, and agrees not to assert by way of motion, defense or otherwise, any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the District of Delaware and the Court of Chancery of Delaware in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum, that the venue is improper or that this Agreement may not be enforced in or by any of the aforesaid courts.

Section 9.11 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Amendments and Waivers. Except as set forth in Section 9.19, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent, the Company and the Representative. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the waiving Party and deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.13 Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 9.14 Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 9.15    Interpretation. Unless the context of this Agreement otherwise requires,

(i)	words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) references to “$” are deemed references to United States dollars; and (vi) the word “including” means “including without limitation.”

Section 9.16 Disclosure Schedule. The information set forth in each section or subsection of the Disclosure Schedule to this Agreement (the “Disclosure Schedule”) shall be deemed to provide the information contemplated by, or otherwise qualify, the provisions of this Agreement set forth in the corresponding section or subsection of this Agreement and any other section or subsection of this Agreement, if and to the extent that it would reasonably be concluded that it applies to such other section or subsection of this Agreement and regardless of whether such section or subsection is qualified by reference to the Disclosure Schedule. The Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, except as expressly provided in this Agreement, representations or warranties of the Company and, except as expressly provided in this Agreement, shall not be deemed to expand or limit in any way the scope or effect of any of such representations or warranties. Certain information set forth in the Disclosure Schedule is included solely for information purposes and may not be required to be disclosed pursuant to this Agreement. The inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations or warranties of the Company nor shall such information constitute an admission by any Party that such item constitutes an item, event, circumstance or occurrence that is material to the Company and its Subsidiaries or constitutes a Material Adverse Effect. Disclosure of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted in the Disclosure Schedule for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of the Disclosure Schedule. Where the terms of a contract or other item have been summarized or described in the Disclosure Schedule, such summary or description does not purport to be a complete statement of the material terms of such contract or other item, and, all such summaries and descriptions are qualified in their entirety by reference to the contract or item being summarized and/or described. The information provided in the Disclosure Schedule is being provided solely for the purpose of making disclosures to Parent and Merger Sub under this Agreement. In disclosing this information, the Company does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 9.17    Appointment of the Representative.

(a)    In order to administer efficiently the determination and payment of the Merger Consideration (and any adjustment thereto pursuant to Section 2.05 hereof) and the defense and/or settlement of any claims or actions related to this Agreement, effective upon and by virtue of the Requisite Stockholder Approval, and without any further act of any of the Company Stockholders (provided the appointment contemplated by this Section 9.17(a) will be confirmed in the Stockholder Confirmations), the Representative is hereby irrevocably appointed as the agent, attorney in fact and representative (with full power of substitution in the premises) of all of the Company Stockholders for all purposes under this Agreement, and, by its execution hereof, the Representative hereby accepts such appointment.

(b)    The Representative is authorized (and the Stockholder Confirmations will confirm that the Representative is authorized) (i) to take all action necessary in connection with the acceptance, rejection, determination and payment of the Merger Consideration (and any adjustment thereto pursuant to Section 2.05 hereof) and the defense and/or settlement of any claims or actions related to this Agreement, (ii) to give and receive all notices required to be given under this Agreement, the Escrow Agreement and the other agreements contemplated hereby to which all of the Company Stockholders are subject, and (iii) to do or refrain from doing all such further acts and things, and to execute all such documents as the Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(i)    to execute and deliver the Escrow Agreement and any amendments thereto as the representative of the Company Stockholders; to execute any instructions or directions to the Escrow Agent with respect to disbursements or other matters thereunder; to pay any expenses of the Company Stockholders or the Representative from the Adjustment Escrow Amount or the Representative Holdback Amount; and to take such further actions under the Escrow Agreement as the Representative deems to be necessary or appropriate;

(ii)    to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii)    to execute and deliver all amendments and waivers to this Agreement that the Representative deems necessary or appropriate, whether prior to, at or after the Closing;
(iv)    to receive funds, make payments of funds, and give receipts for funds;
(v)    to receive funds for the payment of expenses of the Company Stockholders (including, without limitation, the Representative Holdback Amount), to deposit such funds in such accounts as the Representative deems appropriate and to apply such funds in payment for such expenses;

(vi)    to do or refrain from doing any further act or deed on behalf of the Company Stockholders that the Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Company Stockholders could do if personally present; and

(vii)    to receive service of process in connection with, and to defend and/or settle, any claims or actions under this Agreement.

(c)    The Representative requires that a portion of the Merger Consideration in an amount equal to the Representative Holdback Amount be withheld by (and deposited with) the Representative, on behalf of the Company Stockholders, to satisfy potential future obligations of the Company Stockholders; provided that the portion of the Representative Holdback Amount delivered to, and held by, the Representative on behalf of each Company Stockholder shall be determined according to the aggregate Per Share Portions represented by such Company Stockholder’s Company Stock and Options. The Representative Holdback Amount shall be retained by the Representative for such time as the Representative shall determine in its sole discretion; provided that the Representative shall not distribute any portion of the Representative Holdback Amount to the Company Stockholders until the earlier of (i) the six (6)-month anniversary of the Closing and (ii) if a relevant taxing authority of the PRC makes a final, non-appealable determination or assessment that the Merger is taxable under Public Notice 7 prior to such six (6)-month anniversary of the Closing, the date on which the Representative pays the applicable Tax so determined or assessed under Public Notice 7; provided, further that, notwithstanding the foregoing in this Section 9.17(c), if a relevant taxing authority of the PRC makes a formal determination or assessment that the Merger is taxable under Public Notice 7 prior to the six (6)-month anniversary of the Closing and the Representative appeals such determination or assessment without paying the applicable Tax, the Representative shall not distribute any portion of the Representative Holdback Amount to the Company Stockholders until the date on which the Representative pays the applicable Tax determined or assessed under Public Notice 7 or the Representative’s appeal is ruled (in a final, non-appealable ruling) in the Representative’s favor. Any remaining amounts from the Representative Holdback Amount returned to the Company Stockholders shall be distributed to the Company Stockholders based upon the respective aggregate Per Share Portions represented by the Company Stock and Options held by each such Company Stockholder. For the avoidance of doubt, nothing in this Section 9.17(c) shall limit the Representative’s obligations under Section 6.10(e).

(d)    If the Representative needs to make any payments to Option Holders following the Closing, Parent agrees to cause the Company and its Subsidiaries to make such payments through the Company’s or such Subsidiaries’ payroll systems after the Company or such Subsidiary’s receipt from (or withholding of payment to) the Representative of an equivalent amount.

(e)    In the event that the Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Company Stockholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the Common Stock issued and outstanding immediately prior to the Effective Time shall select another representative to fill such vacancy, and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement.

(f)    All decisions, actions and instructions by the Representative shall be conclusive and binding upon all of the Company Stockholders, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same. No Party or Company Stockholder shall have any cause of action against the Representative for any action taken or not taken, decision made or instruction given by the Representative under this Agreement, except for Fraud by the Representative.
(g)    Parent and Merger Sub shall be able to rely conclusively on the instructions and decisions of the Representative as to the determination and payment of the Merger Consideration (and any adjustment thereto pursuant to Section 2.05 hereof) and any other actions taken by the Representative hereunder as the act of each Company Stockholder in all matters referred to herein, and no Party or Company Stockholder shall have any cause of action against Parent or Merger Sub for any action taken by Parent or Merger Sub in reliance upon the written instructions or decisions of the Representative.

(h)    The provisions of this Section 9.17 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Stockholder may have in connection with the transactions contemplated by this Agreement.

(i)    The provisions of this Section 9.17 shall be binding upon the heirs, legal representatives, successors and assigns of each Company Stockholder, and any references in this Agreement to a Company Stockholder shall mean and include the successors to the rights of the Company Stockholders hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(j)    All reasonable fees and expenses incurred by the Representative in connection with this Agreement shall be paid by the Company Stockholders on a pro rata basis based on the respective aggregate Per Share Portions represented by the Company Stock and Options held by each such Company Stockholder; provided that the Representative shall first make payment of such fees and expenses from the Representative Holdback Amount and the Representative shall be authorized to withhold from any distribution from the Adjustment Escrow Account any amounts reasonably anticipated to be necessary to pay for such reasonable fees and expenses in excess of the Representative Holdback Amount.

(k)    The Company Stockholders shall severally and not jointly (in accordance with their Per Share Portions), indemnify and hold harmless the Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as the Representative under this Agreement, the Escrow Agreement and the other agreements contemplated hereby (“Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event that it is finally adjudicated that a Representative Loss was caused by Fraud by the Representative, the Representative shall reimburse the Company Stockholders the amount of such indemnified Representative Loss attributable to such Fraud. The Representative Losses shall be satisfied first from the Representative Holdback Amount and then, to the extent the amount of the Representative Losses exceeds amount available to Representative Holdback Amount, from the Company Stockholders, severally and not jointly (in accordance with their Per Share Portions).

Section 9.18    Equity Agreements. Each of the Company and, upon delivery of a letter of transmittal and surrender of any Company Stock or Options pursuant to the terms of this

Agreement, each Company Stockholder, hereby acknowledges and agrees that the Equity Agreements shall automatically terminate upon the Effective Time, except for those provisions of the Equity Agreements that survive such termination in accordance with their terms.

Section 9.19 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Representative and the Company, on behalf of themselves and each of their controlled Affiliates, hereby: (a) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof, and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (b) agrees that any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt financing, (c) agrees not to bring or support or permit any of its Affiliates to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon it or any of its Subsidiaries or controlled Affiliates in any such Action or proceeding shall be effective if notice is given in accordance with Section 9.09,
(e)irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that it and they shall not have any rights or claims against any Debt Financing Source in any way relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (h) agrees that none of the Debt Financing Sources will have any liability to it or any of its Subsidiaries or Affiliates or their respective officers, directors, employees, agents, advisors, and other representatives (in each case, other than Parent, Merger Sub, or their respective Subsidiaries as of immediately prior to the Closing) relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and (i) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.19 and the cross-references to this Section 9.19 in Sections 9.03 (No Third Party Beneficiaries), 9.10 (Governing Law and Jurisdiction) and 9.12 (Amendments and Waivers), and such provisions and the definition of “Debt Financing Sources”

shall not be amended in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Entities).

*    *    *    *    *

IN WITNESS WHEREOF, the Patties have executed this Agreement as of the date first written above.

[Signature Page - Agreement and Plan of Merge,]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

GRAKON PARENT, INC.,
a Delaware corporation

By:_________     Name: Dave Paborsky
Title: Chief Executive Officer

INDUSTRIAL GROWTH PARTNERS IV, L.P.

By:    IGP Capital Partners IV, LLC Its:    General Partner

By:     Name: Jeffrey M. Webb
Title: Managing Member

[Signature Page - Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

[Signature Page - Agreement and Plan of Merger}

EXHIBIT A

FORM OF ESCROW AGREEMENT

See Attached.

FINAL FORM
EXHIBIT A

ESCROW AGREEMENT

This Escrow Agreement, dated this [ ] day of [     ], 2018 (this “Escrow Agreement”), is entered into by and among Methode Electronics, Inc., a Delaware corporation (“Parent”), Industrial Growth Partners IV, L.P., a Delaware limited partnership (the “Representative”) (Parent and the Representative collectively the “Parties,” and each individually a “Party”), and Citibank, N.A., as escrow agent (the “Escrow Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of August 20, 2018, by and among Parent, Flash Merger Sub Corp., a Delaware corporation (“Merger Sub”), Grakon Parent, Inc., a Delaware corporation (the “Company”), and the Representative, as the representative of the Company Stockholders (the “Merger Agreement”).
RECITALS
WHEREAS, the Merger Agreement provides, among other things, for the merger of the Merger Sub with and into the Company, with the Company surviving as a wholly owned Subsidiary of Parent.

WHEREAS, the Merger Agreement provides for the delivery by Parent at the Closing to the Escrow Agent of $3,000,000 (the “Adjustment Escrow Amount”), to be held in a separate bank account designated in writing by the Escrow Agent (the “Adjustment Escrow Account”).

WHEREAS, the Adjustment Escrow Amount, as such amount is decreased or increased, including by the accumulation of Earnings (as defined below) pursuant to this Escrow Agreement, is referred to herein as the “Escrow Property.”

WHEREAS, the Parties agree to place in escrow the Adjustment Escrow Amount, and the Escrow Agent agrees to hold, invest and distribute the Escrow Property, in accordance with the terms of this Escrow Agreement.

NOW, THEREFORE, in consideration of the promises and agreements of the Parties and the Escrow Agent and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and the Escrow Agent agree as follows:
ARTICLE 1 ESCROW
Section 1.1 Acceptance of Appointment as Escrow Agent. The Parties hereby appoint the Escrow Agent to act as escrow agent hereunder, and the Escrow Agent, by signing this Escrow Agreement, accepts such appointment and agrees to hold, invest and distribute the Escrow Property only in accordance with the terms of this Escrow Agreement.

Section 1.2    Escrow Property.

(a)    The Escrow Agent hereby acknowledges receipt on the date hereof of immediately available funds in the amount of the Adjustment Escrow Amount.

(b)    The Escrow Agent hereby agrees that it shall not distribute any portion of the Adjustment Escrow Account to any Person, except in accordance with the terms of this Escrow Agreement.

(c)    The Escrow Property shall not be subject to lien or attachment by any creditor of any party hereto and shall not be available to, and shall not be used by, the Escrow Agent to set off any party hereto owing to the Escrow Agent in any other capacity.
Section 1.3    Investments.

(a)The Escrow Agent shall hold the Escrow Property in the Adjustment Escrow Account in accordance with this Escrow Agreement. In the absence of joint written investment instructions from the Parties, the Escrow Agent shall hold the Escrow Property in one or more separate “non-interest-bearing transaction accounts” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits. The Escrow Property shall at all times remain available for distribution as may be instructed in writing by the Parties in accordance with this Escrow Agreement. In the event the Escrow Property ever earns Earnings, the Parties shall treat whoever is entitled to such Earnings hereunder as the owner of the corresponding portion of the Escrow for tax purposes and shall attribute such Earnings to such person for tax reporting purposes (and the Parties shall provide written instruction to the Escrow Agent to such effect). In no instance shall the Escrow Agent have any obligation to provide investment advice of any kind. Any Earnings on the Escrow Property shall be retained by the Escrow Agent and reinvested in the Escrow Property and shall become part of the Escrow Property and be disbursed only in accordance with Section 1.4 of this Escrow Agreement.

(b)For purposes of this Escrow Agreement, “Earnings” means, with respect to the Escrow Property or any portion thereof on any particular date, the interest, dividends, gains and any other income earned on such amount from the date hereof through such date in accordance with the terms hereof.

(c)On a monthly basis, the Escrow Agent shall deliver to Parent and the Representative a written statement setting forth the balance of the Adjustment Escrow Account, all Earnings earned thereon and all distributions made therefrom, which statement shall be delivered to Parent and the Representative in accordance with Section 4.3 hereof.
Section 1.4    Disbursements to Parent; Releases to the Representative.    The Escrow Property shall be released only as follows:

(a)	Disbursement and Release from the Adjustment Escrow Account.

(i)    If, on a net basis in accordance with Section 2.05(b) of the Merger Agreement, a payment is due to Parent pursuant Section 2.05(c) of the Merger Agreement, then, within five (5) Business Days after the final determination of the amount of such payment due to Parent (the “Adjustment Amount”), the Representative and Parent shall jointly instruct the Escrow Agent in writing to (x) pay to Parent, by wire transfer of immediately available funds from the Adjustment Escrow Account to a bank account designated in writing by Parent, the lesser of (A) the Adjustment Amount and (B) the then-remaining balance of the Adjustment Escrow Account, and (y) release to the Representative, for payment to the Company

Stockholders, by wire transfer of immediately available funds from the Adjustment Escrow Account to a bank account designated in writing by the Representative, the balance remaining (if any) of the Adjustment Escrow Account (after any payment made to Parent from the Adjustment Escrow Account pursuant to clause (x) foregoing), including any Earnings thereon. The Escrow Agent shall pay or release the amounts described in this Section 1.4(a)(i) from the Adjustment Escrow Account no later than two (2) Business Days following delivery of such joint instruction.

(ii)    If, on a net basis in accordance with Section 2.05(b) of the Merger Agreement, a payment is due to the Representative pursuant to Section 2.05(d) of the Merger Agreement, then, within five (5) Business Days after the final determination of the amount of such payment due to the Representative, the Representative and Parent shall jointly instruct the Escrow Agent in writing to release to the Representative, or upon written authorization by the Representative, to the designees specified by the Representative, for payment to the Company Stockholders, by wire transfer of immediately available funds to a bank account designated in writing by the Representative, the balance of the Adjustment Escrow Account, including any Earnings thereon. The Escrow Agent shall release the amounts described in this Section 1.4(a)(ii) from the Adjustment Escrow Account no later than two (2) Business Days following delivery of such joint instruction.

(iii)    Following delivery of a final and binding determination of the Net Adjustment Amount in accordance with Section 2.05(b) of the Merger Agreement (the “Determination”), if Parent and the Representative have not delivered joint written instructions to the Escrow Agent providing for the disbursement of the Adjustment Escrow Amount within five (5) Business Days following such Determination, then either Party shall be entitled to deliver to Escrow Agent a written certificate from a representative of the instructing Party who is authorized to sign in accordance with the procedures of Section 2.3, instructing Escrow Agent to deliver to Parent and/or the Representative, as applicable, the amount provided in such Determination, to the extent of the balance of the Adjustment Escrow Account. Such certificate shall be accompanied by a true, correct and complete copy of the Determination and a written certificate from counsel for the instructing Party attesting that such Determination is final and binding in accordance with the Merger Agreement. The Escrow Agent shall be entitled to conclusively rely upon any such instruction and the Determination and shall have no responsibility to make a determination as to whether such Determination is final and binding.

(iv)    If, at any time, either of the Parties receives a final non-appealable order of any court of competent jurisdiction which may be issued, together with (A) a certificate of the prevailing Party to the effect that such judgment is final and non-appealable and from a court of competent jurisdiction having proper authority and (B) the written payment instructions of the prevailing Party (such documents, a “Final Order”), then upon receipt by the Escrow Agent of a copy of such Final Order from any Party, the Escrow Agent shall (a) promptly deliver a copy of such Final Order to the other Party and (B) on the fifth (5th) Business Day following receipt by the applicable Party from the Escrow Agent of the Final Order, disburse the portion of the Adjustment Escrow Account to be released pursuant to such Final Order to Parent and/or the Representative in accordance with such Final Order.

(b)It is understood and agreed that the Escrow Agent shall in no way be responsible for performing any calculations or determining the amounts to be paid or released under this Section 1.4 (other than confirming the remaining balance of the applicable Adjustment Escrow Account as of the applicable time).

(c)Any amount paid to Parent (or a designee, successor or permitted assignee thereof), or released to the Representative (or a designee, successor or permitted assignee thereof), as applicable, in accordance with the terms hereof shall no longer be deemed a part of the Escrow Property or otherwise be subject to the provisions of this Escrow Agreement.

(d)Each Party hereby agrees that it will cooperate with the other Party and the Escrow Agent in good faith in executing any joint instructions in writing as reasonably required pursuant to this Section 1.4 and to ensure distributions of the Escrow Property to the relevant Party entitled thereto under the terms of the Merger Agreement.

(e)Any disbursement or release of the Escrow Property shall be made from the Adjustment Escrow Account by the Escrow Agent to Parent (or a designee, successor or permitted assignee thereof) or the Representative (or a designee, successor or permitted assignee thereof), as applicable, by wire transfer of immediately available funds in accordance with the wire transfer instructions specified in the joint written instructions provided by the Parties to the Escrow Agent.

Section 1.5 Income Tax Allocation and Reporting. The Escrow Agent shall be responsible for reporting any income earned with respect to the Escrow Property (if any) to the Internal Revenue Service (“IRS”) and any other applicable taxing authority, including on IRS Form 1099 (or other appropriate form). A properly completed IRS Form W-9 or an applicable IRS Form W-8 for each of Parent and the Representative shall be provided to the Escrow Agent upon execution of this Agreement, to the extent required by applicable law. If such tax documentation is not provided to the Escrow Agent, the Escrow Agent may withhold any taxes required to be withheld by applicable law, and shall timely remit any such taxes to the appropriate authorities.

Section 1.6 Termination. Upon the disbursement of all of the Escrow Property, including any Earnings thereon, this Escrow Agreement shall terminate and be of no further force and effect, except that the provisions of Sections 3.1 and 3.2 hereof shall survive termination.

ARTICLE 2
DUTIES OF THE ESCROW AGENT

Section 2.1 Scope of Responsibility. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and no duties, including but not limited to any fiduciary duties, shall be implied.. Under no circumstances will the Escrow Agent be responsible or liable for the failure of either Party to perform in accordance with this Escrow Agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement will control the actions of Escrow Agent. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent, and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any other agreement, instrument or document other than this Escrow Agreement. References in this Escrow Agreement to any other agreement, instrument or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2 Attorneys and Agents. The Escrow Agent shall be entitled to rely on, and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in good faith in accordance with, the advice of outside counsel; provided that such action or inaction is not inconsistent with the terms of this Escrow Agreement or the obligations of the Escrow Agent hereunder. The Escrow Agent shall be reimbursed to the extent provided under Section 3.1 for any and all reasonable and documented out-of-pocket fees, expenses and other costs actually paid to one such outside counsel. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians and/or nominees.

Section 2.3 Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter or other paper or document believed by it to be genuine and correct and to have been signed and presented by the proper authorized person or persons on behalf of the applicable Party. Concurrently with the execution of this Escrow Agreement, the Parties have delivered to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 to this Escrow Agreement, in each case, as may be amended or supplemented from time to time with the written consent of the applicable Party.

Section 2.4 Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5 No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3
PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1 Indemnification. The Parties, severally and not jointly (i.e. one-half by Parent and one-half by the Representative), shall indemnify the Escrow Agent from and against any and all loss, liability, cost, damage and out-of-pocket expense (including reasonable and documented out-of-pocket attorney’s fees and expenses of one outside counsel) (collectively “Escrow Agent Losses”) which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating to this Escrow Agreement or any transaction to which this Escrow Agreement relates, in each case except to the extent caused by the Escrow Agent’s bad faith, gross negligence, willful misconduct, fraud, or material breach of this Escrow Agreement; provided, however, that to the extent any Escrow Agent Losses result from or are attributable to a Party’s failure to provide a fully executed applicable IRS Form W-8, W-9 and/or other required documentation pursuant to Section 1.5, such Party shall be solely responsible for indemnifying the Indemnitees for such Escrow Agent Losses to the extent attributable to such failure. The provisions of this Section 3.1 and Section 3.2 shall survive the termination of this Escrow Agreement or the earlier resignation or removal of the Escrow Agent.

SECTION 3.2 LIMITATION OF LIABILITY. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES TO THE EXTENT ARISING FROM THE ESCROW AGENT’S BAD FAITH, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD, OR MATERIAL BREACH OF THIS ESCROW AGREEMENT. NOTWITHSTANDING ANYTHING IN THIS ESCROW AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY OR THE ESCROW AGENT BE LIABLE UNDER OR IN CONNECTION WITH THIS ESCROW AGREEMENT FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING LOST PROFITS), EVEN IF THE PARTY OR THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION IN WHICH SUCH DAMAGES ARE SOUGHT.

Section 3.3 Resignation or Removal. Subject to the remainder of this Section 3.3, the Escrow Agent may resign by furnishing a written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent, with or without cause, by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by mutual agreement of the Parties, as evidenced by a joint written notice filed with the Escrow Agent, or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties. For the avoidance of doubt, no resignation by the Escrow Agent shall be effective prior to the appointment of a successor escrow agent. Upon appointment of the successor escrow agent, the Escrow Agent shall forward all documents and the Escrow Property to the successor.

Section 3.4 Disposition of Any Adjustment Escrow Account By Agreement of the Parties; Conflicting Demands.

(a)    The Escrow Agent may dispose of all or a portion of the Escrow Property in accordance with a joint written instruction signed by Parent and the Representative, whether such disposition is pursuant to the terms of this Escrow Agreement or otherwise. If any conflict, disagreement or dispute arises between, among or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent shall be entitled to retain the applicable portion of the Escrow Property until (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction or a final arbitration decision or settled by agreement between the conflicting parties as evidenced in a writing executed by such parties, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order, judgment or decree or arbitration decision or agreement, or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. The Escrow Agent shall act on any such court order, judgment or decree or arbitration decision without further question.

(b)    The Escrow Agent shall have no responsibility for the contents of any writing of the arbitrators or any third party contemplated herein as a means to resolve disputes and may conclusively rely without any liability upon the contents thereof.

Section 3.5 Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which compensation shall be borne fifty percent (50%) by Parent. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement. In the event that the Escrow Agent renders any service not contemplated in this Escrow Agreement as requested by the Parties, or there is any material expansion of the subject matter of the Escrow Agreement, or any material modification of the Escrow Agreement that requires additional services by the Escrow Agent, in each case, as agreed and directed by the Parties, then the Escrow Agent shall be compensated for such extraordinary services (which compensation shall be agreed to by each of the Parties and the Escrow Agent) and reimbursed for all reasonable and documented out-of-pocket costs and expenses, including reasonable and documented out-of-pocket attorneys’ fees and expenses of one outside counsel, occasioned by any such extraordinary services.

Section 3.6 Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, obligations, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act; provided, that the Escrow Agent shall use commercially reasonable efforts to provide the Parties with prior written notice of any such conversion, sale, merger, consolidation or transfer.

Section 3.7 Attachment of Escrow Property; Compliance with Legal Orders. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow

Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction; provided that the Escrow Agent shall provide a prior written notice thereof to the Parties as soon as reasonably practicable. In the event that the Escrow Agent obeys or complies with any such writ, order or decree, it shall not be liable to any of the Parties or to any other person, firm or corporation by reason of such compliance, notwithstanding that such writ, order or decree is subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8 Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement to the extent caused by circumstances beyond its reasonable control, including acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities or communications services; labor disputes; acts of civil or military authority or governmental action; it being understood that in any such case the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances and to mitigate the adverse impact of such circumstances.

ARTICLE 4 MISCELLANEOUS

Section 4.1 Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and the prior written consent of the other Party shall be obtained (such consent not to be unreasonably withheld); provided that Parent may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to any lender providing financing for the transactions contemplated by the Merger Agreement and (b) designate one or more of its Affiliates to perform its obligations hereunder; provided, however, that in either case of clause (a) or (b), Parent shall remain responsible for the performance of its obligations hereunder. The Escrow Agent shall not assign all or any portion of its rights or obligations under this Escrow Agreement without the prior written consent of the Parties, and any attempted assignment without the prior written consent of the Parties shall be null and void. To comply with federal law including requirements of the USA PATRIOT Act, successors and permitted assigns of each Party shall provide to the Escrow Agent the appropriate IRS Forms W-9 or W-8, as applicable, and such other forms and documentation that the Escrow Agent may request to verify identification and authorization to act.

Section 4.2 Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.3 Notices. All notices, requests, demands and other communications required under this Escrow Agreement must be in writing, in English, and will be deemed to have been duly given only (a) if delivered personally upon the party to whom it is intended against written receipt, (b) if delivered by facsimile transmission against facsimile confirmation or by electronic mail transmission against electronic mail confirmation or (c) if delivered by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, in each case, to the parties at the following addresses, facsimile numbers or electronic mail addresses set forth below:

If to the Representative:

c/o Industrial Growth Partners 101 Mission Street, Suite 1500 San Francisco, CA 94105 Attention: Jeffrey M. Webb Fax: (415) 882-4551
Email: jmw@igpequity.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 333 South Hope Street Los Angeles, CA 90071
Attention: Hamed Meshki, P.C. Fax: (213) 808-8145
Email: hamed.meshki@kirkland.com If to Parent:
Methode Electronics, Inc. 7401 W Wilson Ave.
Chicago, IL 60706
Attention: Mark R. Shermetaro Fax: (708) 867-3288
Email: mshermetaro@methode.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 W 52nd St.
New York, NY 10019 Attention: Trevor S. Norwitz Fax: (212) 403-2333
Email: TSNorwitz@wlrk.com

If to the Escrow Agent:

Citibank, National Association One Sansome Street, 24th Floor San Francisco, CA 94104 Attention: Claude Acoba Telephone: 415-627-6424 Email: claude.acoba@citi.com

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 4.3, by facsimile transmission to the facsimile number as provided in this Section 4.3 or by electronic mail transmission to the electronic mail address as provided in this Section 4.3, be deemed given on the day so delivered, or, if delivered after 5:00
p.m. Pacific Time on a Business Day or on a day other than a Business Day, then on the next following Business Day, (ii) if delivered by mail in the manner described above to the address as provided in this Section 4.3, be deemed given on the earlier of the third (3rd) Business Day following mailing or upon actual receipt, and (iii) if delivered by overnight courier to the address as provided in this Section 4.3, be deemed given on the earlier of the first (1st) Business Day following the date sent by such overnight courier or upon actual receipt, in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 4.3. Any party from time to time may change his, her or its address, facsimile number, electronic mail address or other information for the purpose of notices to such party by giving written notice in a manner provided in this Section 4.3 specifying such change to each of the other parties hereto.

Section 4.4 Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 4.5 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware and the Court of Chancery of Delaware in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Escrow Agreement or the transactions contemplated hereby. Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or the Court of Chancery of Delaware in the State of Delaware. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 4.5. Each party irrevocably and unconditionally waives, and agrees not to assert by way of motion, defense or otherwise, any objection to the laying of venue of any action, suit or proceeding arising out of this Escrow Agreement or the transactions contemplated hereby in the United States District Court for the District of Delaware and the Court of Chancery of Delaware in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum, that the venue is improper or that this Escrow Agreement may not be enforced in or by any of the aforesaid courts.

Section 4.6 Entire Agreement; Severability. This Escrow Agreement, the Exhibits attached hereto and the Merger Agreement (in the case of the Merger Agreement, solely as it applies to the Parties), set forth the entire agreement and understanding of the parties hereto related to the Escrow Property and supersede all prior and contemporaneous understandings, agreements, communications and representations of the parties or their representatives, oral or written, that may relate in any way to the subject matter hereof. If any provision of this Escrow Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

Section 4.7 Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded or canceled only by a written instrument executed by each of the Parties and the Escrow Agent; provided that any Party may amend its notice address in accordance with Section 4.3; provided, further that the Escrow Agent’s signature shall be required only to the extent an amendment affects the Escrow Agent’s rights or obligations pursuant to this Escrow Agreement.

Section 4.8 Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, must be in writing in order to be effective and shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation or warranty contained in this Escrow Agreement.

Section 4.9 Headings. Section headings in this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.10 No Third Parties Benefitted. Nothing expressed or implied in this Escrow Agreement is intended, or shall be construed, to confer upon or give any person or entity other than Parent, the Representative and the Escrow Agent any rights or action under, or by reason of, this Escrow Agreement, except for their respective permitted successors or assigns or designees (including assignees of Parent permitted under Section 4.1).

Section 4.11 Counterparts; Facsimile Signatures. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile or electronic transmission in portable document format (“.pdf”) and such facsimile or .pdf will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces and will be binding upon such party.

Section 4.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS ESCROW AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS ESCROW AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.12.

Section 4.13 Use of Name. No publicly distributed printed or other materials in any language, including prospectuses, notices, reports and promotional materials, which mention “Citibank” by name or the rights, powers or duties of the Escrow Agent under this Escrow Agreement shall be issued by the Parties, or on such Party’s behalf, without the prior written consent of the Escrow Agent. The Escrow Agent shall not, without the prior written consent of the Parties, issue, distribute, or make, or cause to be issued, distributed or made, any public announcement, press release, advertisement or other non-confidential communication that mentions or refers to the Representative, Parent or the transactions contemplated hereby.

Section 4.14 USA PATRIOT Act Section 326 Customer Identification Program. The parties hereto acknowledge that, in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to federal regulations that became effective on October 1, 2003, Section 326 of the USA PATRIOT Act requires all financial institutions to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Escrow Agreement agree that they will provide to the Escrow Agent such information as it may request, from time to time, in order for the Escrow Agent to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account, and the Escrow Agent may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

Section 4.15 Publication; Disclosure. By executing this Escrow Agreement, the Escrow Agent acknowledges that this Escrow Agreement (including related attachments) contains certain information that is sensitive and confidential in nature and agrees that such information needs to be protected from improper disclosure, including the publication or dissemination of this Escrow Agreement and related information to individuals or entities not a party to this Escrow Agreement. The Escrow Agent further agrees to take reasonable measures to mitigate any risks associated with the publication or disclosure of this Escrow Agreement and information contained herein. If the Escrow Agent is required to disclose or publish this Escrow Agreement or information contained herein pursuant to any regulatory, statutory or governmental requirement, as well as any judicial or administrative order, subpoena or discovery request, to the extent practicable, it shall notify the Parties in writing concurrently with or promptly after such disclosure. If the Escrow Agent becomes aware of any threatened or actual unauthorized disclosure, publication or use of this Escrow Agreement, the Escrow Agent shall promptly notify the Parties in writing and shall be liable for any unauthorized release or disclosure by the Escrow Agent.

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

PARENT

METHODE ELECTRONICS, INC.,
a Delaware corporation

By:     Name:
Title:

THE REPRESENTATIVE

INDUSTRIAL GROWTH PARTNERS IV, L.P.,
a Delaware limited partnership

By:     Name:
Title:

CITIBANK, N.A.

By:     Name:
Title:

EXHIBIT A-1
CERTIFICATE AS TO AUTHORIZED SIGNATURE OF PARENT

The specimen signature shown below is the specimen signature of the individual who has been designated as authorized representative of Parent, and is authorized to initiate and approve transactions of all types for the Adjustment Escrow Account established under the Escrow Agreement to which this Exhibit A-1 is attached on behalf of Parent. The below listed person has also been designated as “Call Back Authorized Individual” and will be notified by the Escrow Agent, including by electronic mail, upon the release of Escrow Property from the Adjustment Escrow Account unless an original “Standing or Predefined Instruction” letter is on file with the Escrow Agent.

Name / Title    Specimen Signature

Name:
Title:
Electronic mail:
___________________________________
Signature

EXHIBIT A-2
CERTIFICATE AS TO AUTHORIZED SIGNATURE OF THE REPRESENTATIVE

The specimen signature shown below is the specimen signature of the individual who has been designated as authorized representative of the Representative, and is authorized to initiate and approve transactions of all types for the Adjustment Escrow Account established under the Escrow Agreement to which this Exhibit A-2 is attached on behalf of the Representative. The below listed person has also been designated as “Call Back Authorized Individual” and will be notified by the Escrow Agent, including by electronic mail, upon the release of Escrow Property from the Adjustment Escrow Account unless an original “Standing or Predefined Instruction” letter is on file with the Escrow Agent.

Name / Title    Specimen Signature

Name:
Title:
Electronic mail:
___________________________________
Signature

EXHIBIT B
FEES OF ESCROW AGENT

Acceptance Fee: One-time payment of $2,500
To cover the acceptance of the Escrow Agent appointment, the study of the Escrow Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group.

Administration Fee: Waived
The annual administration fee covers maintenance of the Adjustment Escrow Account including safekeeping of assets in the Adjustment Escrow Account, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Escrow Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of the Escrow Agreement.

Tax Preparation Fee: Waived
To cover preparation and mailing of Forms 1099-INT, if applicable, for the escrow parties for each calendar year.

Transaction Fees: Waived
To oversee all required disbursements or release of property from the escrow account to any escrow party, including cash disbursements made via check and/or wire transfer, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Escrow Agreement.

Other Fees
Material amendments to the Agreement: additional fee(s), if any, to be discussed at time of amendment.